UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DUPONT FABROS TECHNOLOGY, INC.

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1212 New York Avenue, NW, Suite 900

Washington, DC 20005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2012

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of DuPont Fabros Technology, Inc. (the “Company,” “we,” “our” or “us”) on May 30, 2012, at 9:00 a.m., Eastern time, at the Washington Marriott at Metro Center, 775 12th Street NW, Washington, DC 20005, to consider and take action on the following:

1.	To elect eight members to the Board of Directors for a term of one year each;

2.	To hold an advisory vote on our executive compensation;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This year, we are furnishing proxy materials to you electronically via the Internet, instead of mailing printed copies of those materials to each stockholder. We believe that this process expedites receipt of our proxy materials by stockholders, while lowering the costs and reducing the environmental impact of our Annual Meeting. We have provided notice and electronic delivery of the proxy materials to our stockholders of record on April 5, 2012. The notice contained instructions on how to access online our Proxy Statement and annual report and how to vote online, and also included instructions on how you can request and receive a paper copy of the Proxy Statement and annual report for this Annual Meeting and future meetings of stockholders.

Our Board of Directors has fixed the close of business on April 2, 2012, as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting. Only stockholders of record as of the close of business on April 2, 2012, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. You may vote by mail by requesting a paper copy of the proxy materials and completing and returning the proxy card provided with those materials. Please see the attached Proxy Statement for more details on how you can vote.

The Board of Directors appreciates and encourages your participation in the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this Proxy Statement.

By order of the Board of Directors,

Lammot J. du Pont

Chairman of the Board

Washington, DC

April 5, 2012

DUPONT FABROS TECHNOLOGY, INC.

1212 New York Avenue, NW, Suite 900

Washington, DC 20005

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

We have furnished this Proxy Statement to you electronically via the Internet in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Washington Marriott at Metro Center, 775 12th Street NW, Washington, DC 20005, on May 30, 2012, at 9:00 a.m., Eastern time, and at any adjournment and postponement thereof. Our Board of Directors requests that you allow your shares to be represented and voted at the Annual Meeting by the proxy holders named on the enclosed card.

The mailing address of our principal executive offices is 1212 New York Avenue, NW, Suite 900, Washington, DC 20005. We maintain an internet website at www.dft.com. Information at or connected to our website is not and should not be considered part of this Proxy Statement.

We will bear the costs of this solicitation, including the costs of preparing, assembling and furnishing proxy materials and the handling and tabulation of proxies received. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees, for no additional compensation, by telephone, personal interviews or otherwise. We have requested banks, brokers or other nominees and fiduciaries to forward the proxy materials to beneficial owners of our common stock and to obtain authorization for the execution of proxies. We will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners upon request.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The furnishing of this Proxy Statement does not imply that there has been no change in the information set forth since the date of this Proxy Statement.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and our annual report available to our stockholders electronically via the Internet. We provided notice and electronic delivery of the proxy materials (the “Notice of Internet Availability”) to our stockholders of record on April 5, 2012. If you received the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review all of the important information contained in the Proxy Statement and annual report. The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials contained on the notice. Copies of our proxy materials will be available at www.edocumentview.com/DFT for one year after the Annual Meeting.

Purposes of the Annual Meeting

What items will be voted on at the Annual Meeting?

Stockholders will vote on three items at the Annual Meeting:

•	The election to the Board of the eight nominees named in this Proxy Statement (Proposal 1);

•	An advisory vote on executive compensation (Proposal 2); and

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012 (Proposal 3).

What is the Board’s voting recommendation for each item to be considered at the Annual Meeting?

The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board (Proposal 1);

•	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal 2); and

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012 (Proposal 3).

VOTING

Who may vote at the Annual Meeting?

Each share of our common stock has one vote on each matter. Only stockholders of record as of the close of business on April 2, 2012 (the “Record Date”) are entitled to receive the Notice of Annual Meeting of Stockholders (the “Notice”), to attend and to vote at the Annual Meeting. As of the Record Date, there were 63,098,510 shares of our common stock issued and outstanding.

Holders of our 7.875% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) and 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”) are not entitled to receive the Notice to attend or to vote at the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

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Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, LLC, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability, and if requested, the proxy materials, were sent directly to you by Computershare Investor Services.

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Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability, and if requested, the proxy materials, were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form” provided to you by the organization that holds your shares.

If I am a stockholder of record of the Company’s shares, how do I vote?

There are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet by visiting www.envisionreports.com/DFT and entering the control number found on the Notice of Internet Availability.

•	By Telephone. If you received your proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you received your proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

•	In person. You may vote in person at the Annual Meeting. We will give you a ballot when you arrive at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

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Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the vote instruction form included with the Notice of Internet Availability.

•	By Telephone. If you received your proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.

•	By Mail. If you received your proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

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In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting for the transaction of business, which is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you either:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares (i) in the manner recommended by the Board on all matters presented in this Proxy Statement, and (ii) as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012 (Proposal 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to exist in connection with Proposal 3.

The election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 2) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on these non-routine matters and, therefore, Proposals 1 and 2 may receive broker non-votes.

What is the voting requirement to approve each of the proposals?

For Proposal 1, each of the eight nominees for director will be elected as a director if the votes cast for each such nominee exceed the number of votes against that nominee, assuming that there is a quorum represented at the Annual Meeting. A summary of our majority voting standard appears below under “Information About Our Board of Directors and Its Committees—Majority Voting.” There is no cumulative voting in the election of directors.

Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for the approval of any other business that may properly come before the Annual Meeting.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote on any matter.

How can I change my vote after I have voted?

Stockholders of Record. If you are a stockholder of record, you may revoke a previously granted proxy at any time before it is exercised at our Annual Meeting by taking any of the following actions:

•	notifying our Secretary in writing that you would like to revoke your proxy;

•	completing a proxy card with a later date and by returning it to us at or before our Annual Meeting; or

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attending our Annual Meeting and voting in person. Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy that you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name, you must contact the organization that holds your shares to receive instructions as to how you may revoke your proxy instructions.

How can I attend the Annual Meeting?

Attendance at the Annual Meeting is limited to stockholders. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the Record Date. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting rooms at the Annual Meeting. Directions to the Annual Meeting can be obtained by referring to the website of the Washington Marriott at Metro Center, which can be found at http://www.marriott.com/hotels/maps/travel/wasmc-washington-marriott-at-metro-center/.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at eight. The eight persons named below, each of whom currently serves on our Board, have been nominated to serve on the Board of Directors until our 2013 Annual Meeting of Stockholders and until their respective successors are elected and qualified. The Board of Directors has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve if elected. Each of the eight nominees for director will be elected as a director if the votes cast for each such nominee exceed the number of votes against that nominee, assuming that there is a quorum represented at the Annual Meeting.

Below we identify and describe the key experience, qualifications and skills that we believe are necessary for one or more of our directors to possess and are important in light of our business. Each director’s experiences, qualifications and skills that the Nominating and Corporate Governance Committee considered in his nomination are included in his individual biography.

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Leadership experience. We believe that directors with experience in significant leadership positions over an extended period provide us with important insights. These people generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to produce growth. Through their service as top leaders at other organizations, they also have access to important sources of market intelligence, analysis and relationships that benefit us.

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Finance experience. We believe that an understanding of finance and financial reporting processes is important for our directors. We measure our operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to our success. We seek to have at least one director who qualifies as an audit committee financial expert, and we expect all of our directors to be financially knowledgeable.

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Industry experience. We seek to have directors with experience as executives, directors or in other leadership positions in the data center industry, the real estate industry and with real estate investment trusts, or REITs, given the numerous operating and structural requirements under the Internal Revenue Code’s rules and related regulations with which REITs must comply.

The Nominating and Corporate Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates. A director candidate’s background and personal experience, however, is a significant element of the Nominating and Corporate Governance Committee’s candidate identification and evaluation process to help ensure that the Board remains sensitive and responsive to the needs and interests of our customers, stockholders and other stakeholders.

Nominees for Election as Directors

The table below sets forth the names and biographical information of each of the directors nominated for election at the Annual Meeting.

Name	Principal Occupation	Director Since	Age
Lammot J. du Pont	Chairman of the Board of the Company	2007	45
Hossein Fateh	President and Chief Executive Officer of the Company	2007	44
Michael A. Coke	President and Chief Financial Officer of Terreno Realty Corporation	2007	44
Thomas D. Eckert	Chairman of Capital Automotive Real Estate Services, Inc.	2007	64
Jonathan G. Heiliger	General Partner, North Bridge Venture Partners	2011	35
Frederic V. Malek	Chairman of Thayer Capital Partners and Thayer Lodging Group	2007	75
John T. Roberts, Jr.	Retired President of AMB Capital Partners LLC	2011	48
John H. Toole	Retired Partner with Cooley LLP	2007	71

Lammot J. du Pont, the co-founder of our Company, has served as Chairman of our Board and a director since our inception. From our inception to 2011, he served as our Executive Chairman. In 1997, Mr. du Pont, along with Mr. Fateh, co-founded a real estate development company. From April 1995 to April 1996, Mr. du Pont held the position of Special Assistant, Capital Markets Regulatory Reform Project, with the Center for Strategic and International Studies (CSIS). From March 1993 to April 1995, he held the position of Full Committee Staff Member with the U.S. House of Representatives (Committee on Banking & Financial Services).

As a founder of our Company, Mr. du Pont provides an insider’s perspective in Board discussions about our business and strategic direction and has experience in all aspects of our business. Mr. du Pont has significant experience in the real estate and data center industries. Prior to our initial public offering, or IPO, in October 2007, through a variety of entities, he and Mr. Fateh acquired, developed, leased and managed many of our current operating properties. Mr. du Pont has extensive experience in real estate development and, through entities unrelated to us, continues to manage the acquisition, development, leasing and management of various non-data center real estate assets.

Hossein Fateh, the co-founder of our Company, has served as our President and Chief Executive Officer and as a director since our inception. In 1997, Mr. Fateh, along with Mr. du Pont, co-founded a real estate development company. From 1990 to 1997, Mr. Fateh was Vice President of a broad-based Washington, D.C. real estate development company.

As our President and Chief Executive Officer, Mr. Fateh provides an insider’s perspective in Board discussions about our business and strategic direction and has experience in all aspects of our business. Mr. Fateh has significant experience in the real estate and data center industries. As discussed above, he and Mr. du Pont acquired, developed, leased and managed many of our current operating properties prior to our IPO. Mr. Fateh has extensive experience in real estate acquisition, development, leasing, financing and sales and, through entities unrelated to us, continues to manage the acquisition, development, leasing and management of various non-data center real estate assets.

Michael A. Coke has served on our Board of Directors since completion of our IPO in October 2007. Since February 2010, Mr. Coke has served as the President, Chief Financial Officer and a director of Terreno Realty Corporation, which acquires and manages industrial real estate. From September 2007 to February 2010, Mr. Coke served as the managing partner of Terreno Capital Partners LLC, a real estate investment management firm. From January 1999 to March 2007, Mr. Coke served as chief financial officer of AMB Property Corporation, now Prologis, Inc., a leading global developer, owner and operator of industrial real estate. While at AMB, Mr. Coke also served as executive vice president until May 2007, and was AMB’s chief accounting officer from 1998 until January 2007. From October 2005 to May 2007, Mr. Coke served as President and Chief Executive Officer of IAT Aviation Facilities, Inc., a listed Canadian Income Trust. Prior to AMB, Mr. Coke spent seven years with Arthur Andersen LLP, where he most recently served as an audit manager.

Mr. Coke has extensive leadership, finance and real estate industry experience. Mr. Coke has been an executive officer of large, complex, publicly-traded organizations. Mr. Coke was a member of AMB’s Investment Committee and was responsible for capital markets, accounting, tax, information systems, dispositions, valuations, risk management and financial planning groups totaling more than 130 officers and associates in five countries. At Arthur Andersen LLP, he primarily served public and private real estate companies, including several publicly-traded REITs, and specialized in real estate auditing and accounting, mergers, initial public offerings and business acquisition due diligence. Mr. Coke’s valuable financial expertise, combined with his experience as the chief financial officer of public companies, allow him to provide experienced leadership of our audit committee.

Thomas D. Eckert has served on our Board of Directors since completion of our IPO in October 2007. Since September 2011, he has served as the Chairman of the Board of Capital Automotive Real Estate Services, Inc., which owns and manages net-leased real estate used primarily by large automotive retailers and is the operating affiliate of the private entity that acquired Capital Automotive REIT. From December 2005 to

September 2011, he served as the President and Chief Executive Officer of Capital Automotive Real Estate Services. In October 1997, Mr. Eckert co-founded Capital Automotive REIT and, from 1997 through its acquisition by Capital Automotive Real Estate Services in December 2005, served as its President and Chief Executive Officer. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, a leading homebuilding firm, serving from 1994 to 1997 as President of Pulte’s Mid-Atlantic Region. From 1970 to 1978, Mr. Eckert was a Certified Public Accountant with Arthur Andersen LLP.

Mr. Eckert is an experienced board member, currently serving as Chairman of the board of directors of The Munder Funds, a mutual fund group, as a trustee of Chesapeake Lodging Trust, a real estate investment trust focused primarily on upper upscale hotels in major business, airport and convention markets, and a member of the board of directors of NVR, Inc., a residential real estate developer. Mr. Eckert formerly served on the boards of Capital Automotive REIT, Fieldstone Investment Corporation and the National Association of Real Estate Investment Trusts. Mr. Eckert’s finance and real estate-related industry experience, and his leadership experience as chief executive officer of large, complex organizations, provides our Board with valuable expertise in these areas.

Jonathan G. Heiliger has served on our Board of Directors since November 2011. In April 2012, Mr. Heiliger became a General Partner of North Bridge Venture Partners, a venture capital firm. From October 2007 to October 2011, Mr. Heiliger served as Vice President of Technical Operations at Facebook, Inc., a social networking company. From October 2005 through October 2007, Mr. Heiliger was self-employed as a technology consultant. Mr. Heiliger serves on the board of directors of Jive Software, Inc., a provider of a social business platform.

Mr. Heiliger has extensive experience and knowledge of infrastructure and internal technology systems, particularly in designing, building and operating datacenters with innovative designs. We believe that Mr. Heiliger’s expansive knowledge in this area provides our Board with valuable expertise and insight into the types of innovative data center solutions required by existing and prospective customers.

Frederic V. Malek has served on our Board of Directors since completion of our IPO in October 2007. In 1992, Mr. Malek founded and has since served as the Chairman of Thayer Capital Partners, a Washington DC-based merchant bank. In 1991, Mr. Malek founded and has since served as the Chairman of Thayer Lodging Group, a hotel investment company. From 1989 to 1992, he served as President, Co-Chief Executive Officer and Vice Chairman of Northwest Airlines. From 1981 to 1998, he served as President of Marriott Hotels.

Mr. Malek has extensive leadership, finance and real estate industry experience. Mr. Malek is an experienced board member who currently serves on the board of CB Richard Ellis Group, Inc., a commercial real estate services firm. Mr. Malek formerly served on the boards of four other large, complex organizations: Northwest Airlines; FPL Group, Inc., which generates, transmits, distributes and sells electric energy in Florida; Federal National Mortgage Association, a government-sponsored enterprise that supports liquidity, stability and affordability in the secondary mortgage market; and Automatic Data Processing, Inc., a provider of human resource, payroll, tax and benefits administration solutions. Mr. Malek’s service on a number of boards of directors has provided him valuable insight in addressing governance issues and the necessary experience to serve as our lead independent director. The Nominating and Corporate Governance Committee, with Mr. Malek abstaining, considered the provisions of our Corporate Governance Guidelines that provide for a retirement age of 75, unless otherwise recommended by the Nominating and Corporate Governance Committee. The committee, with Mr. Malek abstaining, determined that Mr. Malek’s nomination was in our best interest given his background and experience and understanding of our business and industry.

John T. Roberts, Jr. has served on our Board of Directors since February 2011. From 1997 to 2010, Mr. Roberts served in various positions with AMB Property Corporation. From 1999 to 2010, he served as President of AMB Capital Partners LLC, which is a subsidiary of AMB Property Corporation that is responsible for AMB’s global private capital ventures, and, from 1997 to 1999, he served as the Senior Vice President/Director of Capital Markets of AMB Capital Partners LLC.

Mr. Roberts has extensive leadership, finance and real estate industry experience. In his prior roles with AMB Property Corporation, Mr. Roberts gained extensive leadership experience as an executive officer of a large, complex, publicly-traded organization engaged in the real estate industry. In addition, while at AMB, Mr. Roberts was the chairman of AMB’s Investment Committee and a member of its Executive Committee, and he was responsible for directing the formation, structuring and capital raising for AMB’s private capital ventures globally. We believe that Mr. Roberts’ leadership experience as an executive officer of a large, complex organization provides our Board with valuable expertise in these areas.

John H. Toole has served on our Board of Directors since completion of our IPO in October 2007. From 2000 to 2011, Mr. Toole was a partner with the law firm Cooley LLP, where he practiced real estate and business law. Mr. Toole retired from Cooley LLP in December 2011. He served as a member of the national board of directors of National Association for Industrial and Office Properties (NAIOP) from 2002 to 2008.

Mr. Toole’s law practice consisted of representing owners, developers, investors and users of various types of commercial real estate in acquisitions, dispositions, leasing and construction, and various types of real estate-related financing transactions. We believe that Mr. Toole’s expansive real estate-related industry experience and legal perspective provides our Board with valuable expertise in these areas.

Vote Required and Recommendation

Each of the eight nominees for director will be elected as a director if the votes cast for each such nominee exceed the number of votes against that nominee at the Annual Meeting at which a quorum is present. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of Our Board of Directors

Our Board of Directors affirmatively determined that each of Michael A. Coke, Thomas D. Eckert, Jonathan G. Heiliger, Frederic V. Malek, John T. Roberts, Jr. and John H. Toole is independent under our Corporate Governance Guidelines, our director independence guidelines and the listing standards of the New York Stock Exchange, or NYSE. Our Board of Directors currently consists of eight directors, including these six independent directors.

Our Bylaws and Corporate Governance Guidelines and the NYSE listing standards require that a majority of directors be independent. Our Board of Directors has adopted categorical standards to assist it in evaluating the independence of each of the directors. The guidelines include, and either meet or exceed, the independence requirements of the NYSE listing standards and are available on our website at http://www.snl.com/irweblinkx/govdocs.aspx?iid=4168311,

Under our director independence guidelines, the Board must affirmatively determine that a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate this determination, each director annually completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Nominating and Corporate Governance Committee and Board with relevant facts and circumstances of any relationship bearing on independence of a director or nominee that are outside the categories permitted under the director independence guidelines. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and set thresholds at which such relationships would be deemed to be material.

Majority Voting

Our Bylaws provide that, in an uncontested election for directors of the Company, directors will be elected by a majority of the stockholders’ votes cast in favor of a nominee. In a contested election, directors will be elected by a plurality of the votes cast. An election is considered contested if as of the record date there are more nominees for election than positions on the board of directors to be filled by election at the meeting.

Our Bylaws and Corporate Governance Guidelines provide that an incumbent nominee who fails to receive a majority of votes cast in an uncontested election is expected to tender his or her resignation promptly. In such a case, the Bylaws and Corporate Governance Guidelines provide that the Board of Directors will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting (other than a meeting scheduled or held on the day of the annual meeting of stockholder at which the election of directors occurred). The Board of Directors’ explanation of its decision will be disclosed promptly on a Current Report on Form 8-K to be filed with the SEC.

Board Leadership Structure

Since our inception in 2007, the roles of Chairman and Chief Executive Officer have been separate, in large part due to the desire of each of our two founders, Messrs. du Pont and Fateh, to have a leadership role on the executive management team, particularly considering each founder’s significant equity stake in the Company and their respective roles with our predecessor entities. Our Board of Directors continues to believe that our current leadership structure, including separate positions of Chairman and Chief Executive Officer, is appropriate at the present time. On October 27, 2011, we announced that Mr. du Pont had stepped down as our Executive Chairman of the Board. Although Mr. du Pont no longer devotes his full time to our Company, his position as Chairman of the Board enables him to bring key business issues and stockholder interests to the attention of our Board of Directors. Mr. Fateh, as President and Chief Executive Officer, also brings key business issues and stockholder interests to the attention of our Board of Directors while also leading the management of our Company, which is beneficial to us given his in depth understanding of our Company and our business. To supplement the role of Chairman of the Board, we rely on a lead independent director, Frederic V. Malek, who meets periodically with the non-management members of our Board.

Risk Oversight

Our Board of Directors is actively involved in overseeing risk management. This oversight is conducted primarily through committees of the Board. The Board periodically receives full reports from each committee chair regarding the committee’s considerations and actions. In addition to receiving information from its committees, the Board receives updates directly from members of management. In particular, Messrs. du Pont and Fateh, due to their management positions, are able to frequently communicate with other members of our management team and update the Board on the important aspects of our day-to-day operations. The full Board also oversees strategic and operational risks.

The Audit Committee oversees our risk policies and processes relating to our financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Audit Committee also monitors risks arising from related person transactions. The Audit Committee meets with the audit partner of our independent registered public accounting firm that conducts the review of internal controls over financial reporting to discuss the annual audit plan and any issues that such partner believes warrant attention.

The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on us.

The Nominating and Corporate Governance Committee oversees risks related to our governance structure and processes.

Executive Sessions of Our Non-Management Directors

The non-management directors of our Board of Directors meet from time to time in executive sessions that exclude members of the management team. The non-management directors of our Board of Directors held four executive sessions during 2011. Our lead independent director presides over all meetings of non-management directors. During these meetings, the lead independent director has the power to lead the meeting, set the agenda and determine the information to be provided. The Board of Directors has appointed Frederic V. Malek to serve as the lead independent director to serve until the 2013 annual meeting of stockholders. Stockholders and other interested persons may contact the lead independent director in writing by mail c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attention: Frederic V. Malek.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our reports filed with the SEC and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only our Audit Committee will be able to approve any waiver of the code of business conduct and ethics for our executive officers or directors, and we will disclose any such waiver promptly. We intend to satisfy any such disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer by posting such information on our website at www.dft.com, under the section, “Investor Relations, Governance Documents.”

Policy Regarding Stockholder Rights Plans

Our Corporate Governance Guidelines provide that we will not adopt a stockholder rights plan unless our stockholders approve, in advance, the adoption of such a plan or unless our stockholders ratify the adoption of such a plan within 12 months following its adoption by our Board of Directors. If our stockholders do not ratify a plan adopted by our Board of Directors within this 12 month period, the plan will be terminated upon expiration of this period.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.dft.com, and these documents are available in print to any stockholder upon request by writing to DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attention: Richard A. Montfort, Jr., Secretary. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

Director Nominations

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of our Board of Directors performs the functions of a nominating committee. The Nominating and Corporate Governance Committee’s charter describes the committee’s responsibilities, including identifying, reviewing, evaluating and recommending director candidates for nomination by our Board of Directors. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Corporate Governance Committee with respect to identifying and evaluating director candidates. Both documents are available on our website at www.dft.com. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

Director Candidate Recommendations and Nominations by Stockholders. The Nominating and Corporate Governance Committee’s charter provides that the committee will consider recommendations of candidates for our Board of Directors by stockholders. Stockholders must submit any such recommendations for the consideration of our Nominating and Corporate Governance Committee through the method described under “Communications with Our Board of Directors” below. In addition, any stockholder of record entitled to vote for the election of directors at the 2013 annual meeting of stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2013 Annual Meeting” below. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration by the Nominating and Corporate Governance Committee as other suggested nominees.

Process for Identifying and Evaluating Director Candidates. The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the criteria described in our Corporate Governance Guidelines. The Committee evaluates any candidate’s qualifications to serve as a member of the

Board of Directors based on the skills and characteristics of individual Board members as well as the composition of the Board of Directors as a whole. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence and diversity, skills and experience in the context of the Board of Directors’ needs. The Nominating and Corporate Governance Committee seeks to identify director candidates whose skills and attributes are consistent with these criteria. To assist in the recruitment of new members to our Board, the Nominating and Corporate Governance Committee may employ one or more third-party search firms. All approvals of nominations are determined by the full Board of Directors.

Our employment agreements with each of Messrs. du Pont and Fateh provide that, during the term of the agreement and, following any termination or expiration of the employment agreement, if either of Messrs. du Pont or Fateh beneficially owns at least 9.8% of our outstanding common stock, calculated on a diluted basis assuming conversion of all outstanding units of limited partnership interest in our operating partnership, DuPont Fabros Technology, L.P. (“OP units”), into shares of our common stock, Messrs. du Pont and/or Mr. Fateh, as applicable, are entitled to be nominated for election to our Board of Directors at each meeting of our stockholders at which directors are elected. Neither of Messrs. du Pont nor Fateh holds 9.8% of our common stock.

Communications with Our Board of Directors

Our Board of Directors has established a process for stockholders to send communications to our Board of Directors. Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attention: Frederic V. Malek (or the name of the director with whom the stockholder desires to communicate). Company employees do not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and/or any such specified committee or individual directors.

Stockholder Proposals for Our 2013 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2013 annual meeting of stockholders, provided that any such proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Although the date has passed for a stockholder to submit a proposal for consideration at the 2012 Annual Meeting, stockholder proposals may be included in the agenda for the 2013 annual meeting of stockholders if properly submitted in accordance with our Bylaws. Stockholders intending to submit proposals for presentation at our 2013 annual meeting of stockholders, scheduled to be held in May 2013, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before December 6, 2012, for inclusion in our proxy statement and the form of proxy relating to our 2013 annual meeting. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December 6, 2012 for inclusion in our proxy materials for our 2013 annual meeting of stockholders. Stockholder proposals submitted outside the processes of Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended, will be considered untimely if received after March 1, 2013.

Section 11 of Article II of our Bylaws provides that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders nor earlier than the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of the Bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o DuPont Fabros

Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attn: Richard A. Montfort, Jr., Secretary, not earlier than January 30, 2013, and not later than March 1, 2013, in order to be included in the agenda for our 2013 annual meeting of stockholders. The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:

•	the name and address of such stockholder and/or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

•	the class, series and number of shares beneficially owned by that stockholder and/or stockholder associated person;

•	a representation that the stockholder giving the notice intends to appear at the meeting in person or by proxy to submit the business specified in such notice;

•

to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a director, or the proposal of other business known on the date of such stockholder’s notice; and

•	all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law.

•	As to each person who the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the class, series and number of shares that are beneficially owned by the person;

•	the date such shares were acquired and the investment intent of such acquisition;

•

all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a meeting of the stockholders, notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the complete text of any resolutions intended to be presented at the annual meeting; and

•	any material interest of the stockholder in such business.

Any stockholder desiring a copy of our Bylaws will be furnished one without charge upon written request to our Secretary.

Involvement in Certain Legal Proceedings

On August 12, 2004, Mr. Malek and Thayer Capital Partners, of which Mr. Malek is Chairman, consented to the entry of an order by the SEC making findings and imposing civil monetary penalties and cease-and-desist orders for violating certain provisions of the Securities Act of 1933 and the Investment Advisers Act of 1940. The order resulted from an investment made by a pension fund in a private equity fund affiliated with Thayer Capital in which Thayer failed to disclose to the investor the payment of a consulting fee. The order did not bar Mr. Malek or Thayer Capital Partners from the securities or investment advisory industries, and Mr. Malek and Thayer Capital Partners did not admit or deny the findings. Our Board of Directors believes that nothing in the order is reflective of Mr. Malek’s character or ability to serve as a director.

COMMITTEES AND MEETINGS OF OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board of Directors has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Directors are reported to the Board, usually at the meeting following such action.

Audit Committee

Our Board of Directors has established an Audit Committee, which consists of Messrs. Coke (Chair), Eckert and Roberts. Our Board of Directors has determined that each member of the Audit Committee is independent, as that term is defined under the independence standards for Audit Committee members prescribed under SEC rules, the NYSE listing standards and our Bylaws and Corporate Governance Guidelines, and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Directors. In addition, our Board of Directors has determined that Mr. Coke is an “audit committee financial expert” as that term is defined in the SEC rules. The Audit Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Audit Committee include, among other things, evaluating:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

The Audit Committee met eight times in 2011.

For more information, please see “Audit Committee Report” below.

Compensation Committee

Our Board of Directors has established a Compensation Committee, which consists of Messrs. Eckert (Chair), Coke and Malek. Our Board of Directors has determined that each member of the Compensation Committee is independent in accordance with the Company’s independence criteria discussed above under “Information About Our Board of Directors and Its Committees—Independence of Our Board of Directors.” The Compensation Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Compensation Committee include, among other things:

•	evaluating the performance and compensation paid by us to our executive officers;

•	administering our incentive plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements; and

•	producing a report on executive compensation to be included in our proxy statement for our annual meetings.

The Compensation Committee is responsible for establishing, modifying and approving the compensation program for our named executive officers. The Compensation Committee may include in its meetings members of our management team, representatives of our independent registered public accounting firm and any other personnel whose presence the committee believes to be necessary or appropriate. The committee also may form and delegate authority to subcommittees. In addition, the Compensation Committee has the authority to retain compensation consultants to assist in the evaluation of the compensation of our directors and executive officers.

With respect to outside director compensation, any changes to our current director compensation program would be made by the full Board upon the recommendation of the Compensation Committee, with input from the Nominating and Corporate Governance Committee. Additional information regarding the Compensation Committee’s processes and procedures can be found below in “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee met five times in 2011.

Nominating and Corporate Governance Committee

Our Board of Directors has established a Nominating and Corporate Governance Committee, which consists of Messrs. Malek (Chair), Eckert and Roberts. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent in accordance with the Company’s independence criteria discussed above under “Information About Our Board of Directors and Its Committees—Independence of Our Board of Directors.” The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•

identifying, recruiting and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines, including the committee’s selection criteria for director nominees;

•	reviewing and making recommendations on matters involving the general operation of the Board of Directors and our corporate governance;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors; and

•	facilitating the annual assessment of the Board of Directors’ performance and reporting thereon to the Board of Directors.

The Nominating and Corporate Governance Committee met five times in 2011.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant and any such committee would have the authority and responsibility delegated to them by the Board of Directors.

Director Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held nine meetings during 2011. All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during this period.

We have a policy that directors attend the annual meeting of stockholders. All directors who were members of our Board of Directors on the date of the meeting attended the 2011 annual meeting of stockholders.

COMPENSATION OF DIRECTORS

Our policy for the compensation of each independent director is to provide an award of our common stock with a value of $40,000, a $40,000 annual cash retainer and the following additional retainers:

•	For our Lead Independent Director, an additional annual cash retainer of $10,000;

•	For the chair of the Audit Committee, an additional annual cash retainer of $16,000; and

•	For each of the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee, an additional cash retainer of $12,000.

In addition, for each meeting attended, we pay our independent directors the following fees:

•	$1,500 for each Board and committee meeting attended in person; and

•	$500 for each Board meeting attended telephonically where the Board member was not reasonably able to attend in person.

The following table presents information relating to total compensation of our directors earned in 2011. Messrs. du Pont, Fateh and Toole, who was not independent in 2011, received no compensation for their service on the Board of Directors during 2011. Information regarding compensation for Mr. du Pont, our Chairman of the Board of Directors, and Mr. Fateh, our President and Chief Executive Officer, can be found in the “Executive Compensation” section of this Proxy Statement. For 2011, Messrs. Coke and Roberts elected to receive all of their cash retainers in shares of our common stock.

Name	Fees Earned or Paid in Cash	Stock Awards(1)		Total
Michael A. Coke	$22,500	$96,042	(5)	$118,542
Thomas D. Eckert	$81,000	$40,024	(6)	$121,024
Jonathan G. Heiliger(2)	$21,500	$20,008	(7)	$41,508
Frederic V. Malek	$80,500	$40,024	(6)	$120,524
John T. Roberts, Jr.(3)	$28,000	$90,065	(8)	$118,065
Mark Amin(4)	$500	$—		$500

(1)	The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of all shares granted to our directors during 2011, calculated in accordance with FASB ASC Topic 718. The assumptions used to compute the grant date fair value of these stock awards for each director in fiscal year 2011 are set forth in Note 13 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
(2)	Mr. Heiliger joined our Board of Directors on November 9, 2011.
(3)	Mr. Roberts joined our Board of Directors on February 17, 2011.
(4)	Mr. Amin resigned from our Board of Directors effective February 17, 2011.
(5)	Represents the grant date fair value of stock awarded to Mr. Coke on May 25, 2011 with respect to (i) the annual $40,000 stock award, and (ii) the award based on Mr. Coke’s election to receive shares of our common stock in lieu of his $40,000 annual cash retainer and his $16,000 retainer for service as chair of the Audit Committee.
(6)	Represents the grant date fair value of stock awarded to each of Messrs. Eckert and Malek on May 25, 2011 with respect to the annual $40,000 stock award.
(7)	Represents the grant date fair value of stock awarded on November 9, 2011 with respect to a $20,000 stock award, which represents the annual director stock award pro rated for the period from Mr. Heiliger’s election to the Board to the date of our 2012 Annual Meeting.

(8)	Represents the grant date fair value of stock awarded to Mr. Roberts (i) on February 17, 2011 with respect to a $10,000 stock award, which represents the annual director stock award pro rated for the period from Mr. Roberts’ election to the Board to the date of our 2011 Annual Meeting, and (ii) on May 25, 2011 with respect to the annual $40,000 stock award and the award based on Mr. Roberts’ election to receive shares of our common stock in lieu of his $40,000 annual cash retainer.

Stock Ownership Guidelines

Our Board of Directors believes ownership by our directors of a meaningful financial stake in our Company serves to align the interests of our directors with those of our stockholders. Our Corporate Governance Guidelines require that each of our non-employee directors hold shares of our common stock with an aggregate value equal to $250,000.

Eligible shares and share equivalents counted toward ownership include:

•	Common stock beneficially owned directly or indirectly (e.g., by a spouse or a trust), including shares received as director fees;

•	Preferred stock beneficially owned directly or indirectly (e.g., by a spouse or a trust);

•	Time vested restricted stock or stock units (or similar securities);

•	OP units owned directly or indirectly (e.g., by a spouse or a trust); and

•	Intrinsic value of vested, unexercised stock options and unearned performance shares of common stock.

Our non-employee directors have four years to achieve the ownership requirement. As of December 31, 2011, each of our non-employee directors had met the stock ownership guidelines, except for Mr. Roberts, who was appointed to the Board of Directors in February 2011, and Mr. Heiliger, who was appointed to the Board of Directors in November 2011.

Messrs. du Pont and Fateh are subject to the stock ownership guidelines of our named executive officers, which can be found in the “Executive Compensation” section of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC and to the NYSE. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this Proxy Statement any failure to timely file these reports by those due dates by these persons during 2011.

Based on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by these persons during 2011, except for the following: a late filing by Mr. du Pont to report two sales of our common stock by a corporation in which he has an interest, and a late filing by each of Messrs. Coke, Eckert, Heiliger and Roberts to report a grant of shares of common stock by us. These transactions have since been reported by the applicable reporting persons, and all transactions are reflected in this Proxy Statement.

EXECUTIVE OFFICERS

The following table contains information regarding the executive officers of the Company. These officers are appointed annually by the Board of Directors and serve at the Board’s discretion.

Name	Age	Position
Lammot J. du Pont	45	Chairman of the Board
Hossein Fateh	44	President and Chief Executive Officer
Mark L. Wetzel	53	Executive Vice President, Chief Financial Officer and Treasurer
Richard A. Montfort, Jr.	51	Executive Vice President, General Counsel and Secretary
Jeffrey H. Foster	49	Chief Accounting Officer

For information on Messrs. du Pont and Fateh, please see their respective biographical descriptions provided above under the caption “Proposal 1: Election of Directors—Nominees for Election as Directors.”

Mark L. Wetzel has served as our Executive Vice President, Chief Financial Officer and Treasurer since July 2008. From 2006 to 2007, Mr. Wetzel was the Chief Financial Officer of Vornado Realty Trust’s Merchandise Mart division, a real estate investment trust. From 1994 to 2006, Mr. Wetzel served in various financial positions with Equity Residential, a real estate investment trust. From 2005 to 2006, he was Senior Vice President and Chief Accounting Officer of Equity Residential.

Richard A. Montfort, Jr. has served as our General Counsel and Secretary since April 2008 and as an Executive Vice President since February 2012. From September 2007 to March 2008, Mr. Montfort was Vice President, Securities & Finance of Sprint Nextel Corporation, a telecommunications company. From 2003 to September 2007, Mr. Montfort was Director, Securities & Finance of Sprint Nextel Corporation and its predecessor, Nextel Communications, Inc.

Jeffrey H. Foster has served as our Chief Accounting Officer since July 2007. From April 2005 to May 2007, Mr. Foster served as Senior Vice President and Chief Accounting Officer of Global Signal, Inc., now Crown Castle International Corp., which owns, leases and manages communication towers and other communications sites.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership, as of April 2, 2012, of (1) shares of our common stock, shares of common stock for which OP units are redeemable, and shares of our common stock that may be acquired upon the exercise of stock options within a specified period of time, and (2) shares of our Series A Preferred Stock and Series B Preferred Stock by (a) each of our named executive officers, (b) each of our directors, and (c) all of our executive officers and directors as a group. As of April 2, 2012, 63,098,510 shares of common stock, 18,966,881 OP units, 7,400,000 shares of Series A Preferred Stock and 6,650,000 of Series B Preferred Stock were outstanding. OP units are redeemable by the holder for cash or, at our election if the holder has elected to redeem his or her OP units, shares of our common stock on a one-for-one basis. The Company, which is the general partner of the OP, also holds 63,098,510 OP units, which are not included in any of the calculations in the table below.

Each person named in the table has sole voting and investment power with respect to all of the shares of common stock and preferred stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The address of each named person is c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, N.W., Washington, D.C. 20005.

	Common Stock				Preferred Stock
Name of Beneficial Owner	Number of Shares of Common Stock and OP Units Beneficially Owned		Percentage of All Shares of Common Stock(1)	Percentage of All Shares of Common Stock and OP Units(2)	Number of Shares of Preferred Stock Beneficially Owned		Percentage of All Shares of Preferred Stock(3)
Lammot J. du Pont	4,415,886	(4)	6.6	5.4	—		—
Hossein Fateh	3,475,569	(5)	5.2	4.2	—		—
Mark L. Wetzel	293,805	(6)	*	*	—		—
Richard A. Montfort, Jr.	118,438	(7)	*	*	—		—
Jeffrey H. Foster	62,381	(8)	*	*	1,000	(11)	*
Michael A. Coke	63,771		*	*	—		—
Thomas D. Eckert	18,135		*	*	3,920	(11)	*
Jonathan G. Heiliger	881		*	*	—		—
Frederic V. Malek	656,572	(9)	1.0	*	40,000	(12)	*
John T. Roberts, Jr.	3,656		*	*	—		—
John H. Toole	113,832	(10)	*	*	—		—
All Directors and Executive Officers as a group (11 persons)	9,222,926		12.9	11.1	44,920		*

*	Less than 1.0%
(1)	For purposes of this calculation, the number of common shares deemed outstanding includes (a) 63,098,510 shares of common stock outstanding on April 2, 2012, (b) the number of shares of common stock issuable to the named person(s) upon redemption of OP units that he currently holds for shares of our common stock on a one-for-one basis, and (c) the number of shares of common stock issuable to the named person(s) upon the exercise of stock options exercisable within 60 days of April 2, 2012.
(2)	For purposes of this calculation, the number of shares of common stock and units deemed outstanding includes (a) 63,098,510 shares of common stock outstanding on April 2, 2012, (b) 18,966,881 OP units outstanding on April 2, 2012, and (c) the number of shares of common stock issuable to the named person(s) upon the exercise of stock options exercisable within 60 days of April 2, 2012.
(3)	For purposes of this calculation, the number of shares of preferred stock deemed outstanding is 14,050,000 shares, comprised of 7,400,000 shares of Series A Preferred Stock and 6,650,000 shares of Series B Preferred Stock outstanding on April 2, 2012.

(4)	Represents (i) 99,636 shares of common stock held directly by Mr. du Pont, (ii) 33,972 shares of common stock that represent the pecuniary interest held by Mr. du Pont through an entity in which Mr. du Pont has an ownership interest and of which he is an executive officer; (iii) 3,468,692 OP units held directly by Mr. du Pont or indirectly through a limited liability company of which Mr. du Pont is the sole member; (iv) 493,123 OP units that represent the pecuniary interest held by Mr. du Pont through entities in which Mr. du Pont has an ownership interest and of which he is an executive officer or managing member; and (iv) options to purchase 320,463 shares of common stock. Mr. du Pont or entities controlled by him have pledged approximately (a) 750,000 OP units as collateral to secure his personal guarantee of amounts outstanding under a line of credit for the benefit of an entity controlled by Messrs. du Pont and Fateh and (b) 1,250,000 OP units to secure a personal line of credit.
(5)	Represents (i) 15,328 shares of common stock held directly by Mr. Fateh, (ii) 2,833,094 OP units held directly by Mr. Fateh or indirectly through a limited liability company of which Mr. Fateh is the sole member, and (iii) options to purchase 627,147 shares of common stock. Mr. Fateh or entities controlled by him have pledged approximately (a) 750,000 OP units as collateral to secure his personal guarantee of amounts outstanding under a line of credit for the benefit of an entity controlled by Messrs. du Pont and Fateh, and (b) 1,250,000 OP units to secure a personal line of credit.
(6)	Represents (i) 190,246 shares of common stock held directly by Mr. Wetzel, and (ii) options to purchase 103,559 shares of common stock.
(7)	Represents (i) 53,225 shares of common stock held directly by Mr. Montfort, and (ii) options to purchase 65,213 shares of common stock.
(8)	Represents (i) 26,899 shares of common stock held directly by Mr. Foster, and (ii) options to purchase 35,482 shares of common stock.
(9)	Represents (i) 212,888 shares of common stock held directly by Mr. Malek, (ii) 197,099 OP units owned directly by Mr. Malek, and (iii) 246,585 OP units indirectly owned through a trust of which Mr. Malek’s children are the beneficiaries.
(10)	Represents (i) 41,540 shares of common stock held directly by Mr. Toole, and (ii) 72,292 OP units held by an affiliate of Mr. Toole, of which he is the majority owner.
(11)	Represents shares of Series A Preferred Stock.
(12)	Represents 20,000 shares of Series A Preferred Stock and 20,000 shares of Series B Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To our knowledge and based upon information available to us in securities filings made by our stockholders with the SEC, beneficial owners of more than 5% of our shares of common stock as of the dates indicated, are as follows:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
Cohen & Steers, Inc.	9,031,138	(2)	14.3
280 Park Avenue, 10th Floor
New York, NY 10017
BlackRock, Inc.	6,696,059	(3)	10.6
40 East 52nd Street
New York, NY 10022
The Vanguard Group, Inc.	6,593,030	(4)	10.4
100 Vanguard Boulevard
Malvern, PA 19355
Daiwa Asset Management Co. Ltd.	4,263,395	(5)	6.8
10-5, Nihonbashi-Kayabacho
2-Chome, Chuo-ku
Tokyo Japan 103-0025
Columbia Wanger Asset Management, LLC	4,011,500	(6)	6.4
227 West Monroe Street, Suite 3000
Chicago, IL 60606
Vanguard Specialized Funds—Vanguard REIT Index Fund	3,460,719	(7)	5.5
100 Vanguard Boulevard
Malvern, PA 19355

(1)	For purposes of this calculation, the number of common shares deemed outstanding includes 63,098,510 shares of common stock outstanding on April 2, 2012.
(2)	Based on information provided in a Schedule 13G/A filed on February 14, 2012, (a) Cohen & Steers, Inc. beneficially owns 9,031,138 shares and has sole voting power with respect to 3,867,875 of such shares and sole dispositive power with respect to all of such shares, (b) Cohen & Steers Capital Management, Inc. beneficially owns 8,872,381 shares and has sole voting power with respect to 3,802,400 of such shares and sole dispositive power with respect to all of such shares, and (c) Cohen & Steers Europe S.A. beneficially owns 158,757 shares and has sole voting power with respect to 65,475 of such shares and sole dispositive power with respect to all of such shares. According to the Schedule 13G/A, Cohen & Steers, Inc. holds, directly and indirectly, 100% of the ownership interests in each of Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A.
(3)	Based on information provided in a Schedule 13G/A filed on January 10, 2012, BlackRock, Inc. and certain of its subsidiaries have sole voting power with respect to an aggregate of 6,696,059 shares and sole dispositive power with respect to the same number of shares.
(4)	Based on information provided in a Schedule 13G/A filed on February 9, 2012, The Vanguard Group, Inc. has sole voting power with respect to an aggregate of 89,125 shares, sole dispositive power with respect to an aggregate of 6,503,905 shares and shared dispositive power with respect to an aggregate of 89,125 shares.
(5)	Based on information provided in a Schedule 13G filed on January 13, 2012, Daiwa Asset Management Co. Ltd. has sole dispositive power with respect to an aggregate of 2,000 shares.
(6)	Based on information provided in a Schedule 13G filed on February 10, 2012, Columbia Wanger Asset Management, LLC has sole voting power with respect to an aggregate of 3,767,500 shares and sole dispositive power with respect to 4,011,500 shares. The shares reported by Columbia Wanger Asset Management, LLC include shares held by Columbia Acorn Trust (“CAT”), a Massachusetts business trust that is advised by Columbia Wanger Asset Management, LLC.
(7)	Based on information provided in a Schedule 13G/A filed on January 27, 2012, Vanguard Specialized Funds—Vanguard REIT Index Fund has sole voting power with respect to an aggregate of 3,460,719 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Thomas D. Eckert, Chair, Michael A. Coke and Frederic V. Malek, each of whom the Board has determined is independent in accordance with the NYSE listing standards and the Company’s criteria. No Compensation Committee interlocks or insider participation on compensation decisions exist. See “Certain Relationships and Related Transactions—Acquisition of Undeveloped Land” below for a discussion of Mr. Malek’s interest in an entity from which we purchased undeveloped land in 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, the Compensation Committee recommends that it be included in this Proxy Statement.

COMPENSATION COMMITTEE

Thomas D. Eckert, Chair

Michael A. Coke

Frederic V. Malek

The Compensation Committee Report does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, except to the extent we specifically incorporate this information by reference.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the compensation program for our named executive officers for 2011.

Our named executive officers are: Lammot J. du Pont, Chairman of the Board of Directors; Hossein Fateh, President and Chief Executive Officer; Mark L. Wetzel, Executive Vice President, Chief Financial Officer and Treasurer; Richard A. Montfort, Jr., Executive Vice President, General Counsel and Secretary; and Jeffrey H. Foster, Chief Accounting Officer.

Goals and Objectives

The following are the principal objectives we seek to achieve when setting compensation for our named executive officers:

•	encourage high performance, promote accountability and motivate our executives to achieve our business objectives;

•	align the interests of our executives with those of our stockholders; and

•	retain our executives and attract qualified and experienced executives who can contribute positively to our operating and financial performance and help maximize stockholder value.

To achieve these goals, we have designed our executive compensation program to link a significant portion of executive compensation to the achievement of our business objectives and the creation of stockholder value. Because we expect that the successful execution of our business objectives will result in increases in the value of our common stock over time, we believe that a significant portion of the compensation paid to our named executive officers should be closely aligned with our performance on both a short-term and long-term basis. As such, our executive compensation program includes incentive-based elements where the remuneration realized by each executive varies based on Company and individual performance. For short-term incentive compensation, we use annual cash awards that are targeted to reward the attainment of specific short-term objectives, and a portion of these awards are based on our annual funds from operations, or FFO. For long-term incentive compensation, we use equity-based awards that vest over time because we view our company-wide performance—which we believe over time will be reflected in our stock price—as the relevant long-term metric, thus ensuring that a significant portion of each executive’s compensation is tied to the long-term performance of our common stock. In this regard, our named executive officers are subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common stock declines. For our 2012 executive compensation program, we allocated a portion of the equity-based awards made to our chief executive officer and executive vice presidents to performance-based stock units that vest based on the performance of our common stock relative to a broad-based REIT stock index. We also design our executive compensation program to provide total compensation to each of our named executive officers that is comparable to the total compensation paid by companies in our peer group.

Retention of key employees is important to our business, particularly because we develop, operate and manage highly specialized and secure wholesale data centers. Our success depends, to a significant degree, on being able to employ and retain key personnel who are in limited supply and great demand. In particular, we depend on the efforts of Mr. Fateh, because his reputation among, and our relationships with, our key stakeholders—tenants, contractors, infrastructure providers and other vendors, stockholders and lenders—are the direct result of a significant investment of time and effort by Mr. Fateh to establish our credibility in a highly specialized industry. As a result, we seek to compensate our key employees, including our named executive officers, at a level designed to retain their services over the long-term.

We believe that our emphasis on incentive compensation and long-term equity awards facilitates achieving our goals and has been effective in contributing to the successful execution of our business objectives and the creation of long-term value for our stockholders. For instance:

•	Our total stockholder return was 16.5% for 2011;

•	Our revenue for 2011 grew to $287.4 million, an increase of $44.9 million, or 19%, over the prior year;

•	Our net income for 2011 grew to $79.5 million, an increase of $35.8 million, or 82%, over the prior year;

•	Our earnings for 2011 grew to $0.71 per share, an increase of $0.20 per share, or 39%, over the prior year; and

•	Our FFO for 2011 grew to $1.61 per share, an increase of $0.28 per share, or 21%, over the prior year.

Role of the Compensation Committee, Executive Officers and Consultants in Compensation Decisions

The Compensation Committee is responsible for establishing, modifying and approving the compensation program for our named executive officers. Although the Compensation Committee has established our overall compensation philosophy and determines the compensation of our named executive officers, the Compensation Committee seeks recommendations from Messrs. du Pont and Fateh with respect to the performance of, and compensation decisions related to, the other named executive officers. The Compensation Committee believes it is valuable to consider the recommendations of Messrs. du Pont and Fateh with respect to these matters because, given their knowledge of our operations, the data center industry and the day-to-day responsibilities of our named executive officers, they can provide the Compensation Committee with valuable insight into the performance of our named executive officers in light of our business at a given point in time.

For the development of our 2011 compensation program, the Compensation Committee retained Towers Watson & Co. as its independent compensation consultant. Towers Watson provided us advisory services only with respect to executive compensation, and worked with management only at the request and under the direction of the Compensation Committee. Towers Watson reviewed the compensation components for our 2011 compensation program for our named executive officers and advised the Compensation Committee on the appropriateness of the components of the program, including our incentive and equity-based compensation plans. A representative of Towers Watson attended the Compensation Committee meetings at which the 2011 compensation program was discussed and developed, and made himself available to provide guidance to the Compensation Committee on other compensation issues as they arose.

At the request of the Compensation Committee, in connection with the development of the 2011 compensation program, Towers Watson reviewed the benchmarking data with respect to a peer group of real estate and technology companies that management had prepared at the direction of the Compensation Committee. Towers Watson also reviewed our process for determining the compensation decisions made with respect to, and the compensation awarded to, our named executive officers as compared to similarly-situated officers of our peer group companies.

2011 Executive Compensation Overview

Use of Peer Group Data. For the development of our 2011 compensation program, the Compensation Committee considered the elements of annual compensation of the named executive officers of the following group of real estate and technology companies:

Real Estate Investment Trusts:	Technology Companies:
Alexandria Real Estate Equities, Inc.	Acxiom Corporation
BioMed Realty Trust, Inc.	Equinix, Inc.
Corporate Office Properties Trust	Keynote Systems, Inc.
Digital Realty Trust, Inc.	Navisite, Inc.
Extra Space Storage, Inc.	Rackspace Hosting, Inc.
Eastgroup Properties, Inc.	Savvis, Inc
First Potomac Realty Trust	Switch & Data Facilities Company
Healthcare Realty Trust, Inc.	Terremark Worldwide, Inc.
Omega Healthcare Investors, Inc.
Sovran Self Storage, Inc.
U-Store-It Trust

In early 2011, the Compensation Committee analyzed compensation data of the five highest paid executive officers at each of the companies in our peer group. The Compensation Committee compared the total direct targeted compensation for 2011—comprised of annual base compensation, target short-term incentive opportunity and the amount of the award under the long-term incentive compensation plan—for each of our named executive officers to the amounts awarded to individuals with similar positions at the companies in our peer group—or similar rankings within the summary compensation tables for such companies. The market position of the total of direct targeted compensation of Mr. Fateh for 2011 was between the median and the 75th percentile for the chief executive officers in our peer group. The market position of the total of direct targeted compensation of Mr. du Pont for 2011 was between the median and the 75th percentile for individuals with similar positions at the companies in our peer group—or similar rankings within the summary compensation tables for such companies. The market position of the total of direct targeted compensation of the other named executive officers for 2011 was between approximately the 40th and 65th percentiles for individuals with similar positions at the companies in our peer group—or similar rankings within the summary compensation tables for such companies. The Compensation Committee does not have a specific targeted percentile ranking for any of our named executive officers, but believed that the market positions described above were appropriate and the total direct compensation represented an appropriate level of compensation for each of our named executive officers.

Advisory Vote on Executive Compensation. At our 2011 annual meeting of stockholders, we provided our stockholders with the opportunity to cast an advisory vote on executive compensation and on the frequency of holding future advisory votes on executive compensation. On an advisory basis, 98% of the stockholders who voted on the “say-on-pay” executive compensation proposal voted to approve the compensation of our executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the proxy statement related to our 2011 annual meeting. The Compensation Committee viewed this advisory vote as an expression by the stockholders of their general satisfaction with our executive compensation programs and took these results into account by continuing to emphasize the goals and objectives underlying our executive compensation program.

Overview of 2011 Compensation. A summary of the primary elements of 2011 base, target and actual compensation with respect to each of our named executive officers is set forth in the table below.

	Annual Base Compen- sation		2011 Short-Term Incentive Compensation Plan		2011 Long-Term Incentive Compensation Plan		Total Targeted Compensation	Total of Annual Base, STIC Plan Payout and LTIC Plan Awards
			Target Opportunity	Actual Payout	Target Opportunity	Dollar Amount of Award
Mr. du Pont	$212,354	(1)	$258,000	$229,333	$1,000,000	$1,150,000	$1,470,354	$1,591,687

Mr. Fateh	$464,001	(2)	$464,000	$525,867	$1,750,000	$2,200,000	$2,678,001	$3,189,868

Mr. Wetzel	$335,000		$201,000	$221,100	$750,000	$850,000	$1,286,000	$1,406,100

Mr. Montfort	$268,000		$134,000	$151,867	$300,000	$300,000	$702,000	$719,867

Mr. Foster	$247,000		$123,500	$131,733	$250,000	$250,000	$620,500	$628,733

(1)	Represents Mr. du Pont’s annual base salary through October 27, 2011, the date that he stepped down as Executive Chairman.
(2)	Represents Mr. Fatah’s annual base salary of $1.00 and his aircraft allowance of $464,000.

Elements of 2011 Compensation. The following comprises the primary elements of the 2011 compensation program for our named executive officers:

Annual Base Compensation. For 2011, the Compensation Committee increased by approximately three percent the annual base salary of each of Mr. du Pont, to $258,000, Mr. Wetzel, to $335,000, Mr. Montfort, to $268,000, and Mr. Foster, to $247,000. The Compensation Committee kept Mr. Fateh’s annual base salary at

$1.00 for 2011, but increased by approximately three percent the aircraft allowance under his employment agreement, to $464,000. Pursuant to Mr. Fateh’s Second Amended and Restated Employment Agreement, Mr. Fateh is entitled to an annual allowance for his discretionary use of an aircraft chartered by us from time to time when needed for such use. The Compensation Committee believed that these increases were appropriate in recognition of the performance of these individuals during 2010 and based on the compensation of comparable individuals in the peer group.

2011 Short-Term Incentive Cash Compensation. In February 2011, the Compensation Committee adopted the 2011 Short-Term Incentive Compensation Plan (the “2011 STIC Plan”) and established the performance objectives that were applicable to the plan’s participants, including each of our named executive officers. The 2011 STIC Plan provided for the payment of cash incentive awards to plan participants in early 2012 if, and to the extent that, certain performance objectives were achieved based on Company and individual participant performance during 2011. The 2011 STIC Plan is an important part of how we reward our employees, and we believe it reflects our commitment to producing solid financial results and meeting our business objectives (as illustrated by the fact that, as discussed below, whether an award is made pursuant to the plan is highly dependent on our financial and operational results).

Payments were determined using three variables: (i) the participant’s annual incentive target opportunity, which is based on a percentage of the participant’s base compensation; (ii) actual performance compared with the performance objectives described below; and (iii) relative weightings for each of the performance objectives.

We establish target opportunities under the 2011 STIC Plan for each named executive officer as a multiple of his annual base compensation. To hold those employees with the highest levels of responsibility accountable for our performance, we vary incentive target opportunities under the 2011 STIC Plan in proportion with each named executive officer’s role and responsibilities. For 2011, the Compensation Committee made no changes to the percentage of annual base compensation on which the target opportunities for our named executive officers are based. The 2011 cash incentive target opportunities for our named executive officers were as follows: Mr. du Pont, 100% of base salary; Mr. Fateh, 100% of his aircraft allowance; Mr. Wetzel, 60% of base salary; and Messrs. Foster and Montfort, 50% of base salary. The employment agreement with Mr. Wetzel provides for a minimum target opportunity of 60% of annual base salary and a maximum opportunity of 120%. The other target opportunities were selected by the Compensation Committee based on the competitive market analysis of our peer group discussed above, and in consultation with Towers Watson.

For Messrs. du Pont and Fateh, the performance objectives under the 2011 STIC Plan consisted of our 2011 FFO, which was weighted two-thirds, and certain operational targets specific to each of them (discussed below), which was weighted one-third. For Messrs. Wetzel, Montfort and Foster, the performance objectives under the 2011 STIC Plan consisted of our 2011 FFO, certain operational targets specific to each participant (discussed below), and a discretionary element, each of which was weighted one-third.

FFO is used by industry analysts and investors as a supplemental operating performance measure for REITs. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO, as defined by NAREIT, represents net income determined in accordance with generally accepted accounting principles, or GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

For the FFO objective, the target was set at $1.60 per share, with a threshold set at $1.50 per share, as compared to the projected FFO guidance range for the full year 2011 of $1.50 to $1.70 per share that we announced in February 2011. Our actual FFO for 2011 of $1.61 per share resulted in a payout related to the FFO performance objective of 110% of target.

The Compensation Committee established the payout for the operational targets portion of the performance objectives between 100% and 120% of target for each of our named executive officers. The operational targets for Mr. du Pont included objectives related to overall company performance, strategic initiatives, governance, regulatory matters and preparation of certain business plans, each of which he met or exceeded. The payout to Mr. du Pont was pro rated for the period prior to October 27, 2011, the date that Mr. du Pont stepped down as our Executive Chairman. The operational targets for Mr. Fateh included objectives related to overall company performance, financings, leasing, development and preparation of certain business plans, each of which he met or exceeded, with the exception of the objective related to the execution of leases during 2011, which was substantially met with 92% of goal met (as measured by available critical load leased).

Mr. Wetzel’s operational targets included objectives related to overall management of the finance function of the Company, financings, liquidity, investor relations activities and internal control compliance, each of which he met or exceeded. Mr. Montfort’s operational targets included objectives related to overall management of the legal function of the Company, leasing, financings, compliance and corporate governance and assistance in the development of incentive compensation plans, each of which he met or exceeded. Mr. Foster’s operational targets included objectives related to overall management of the accounting function of the Company, financial planning and budgeting, compliance, including with respect to Sarbanes-Oxley, and personnel development, each of which he met or exceeded.

2011 Long-Term Equity Compensation. In February 2011, the Compensation Committee adopted the 2011 Long-Term Incentive Compensation Plan (the “2011 LTIC Plan”), and approved equity-based incentive awards under the plan, including for each of our named executive officers. The 2011 LTIC Plan is an important part of how we reward our employees, and we believe that the equity awards made under the plan create a strong long-term financial incentive for producing positive returns for our stockholders and align the interests of the participants, including our named executive officers, with those of our stockholders, as well as enhancing executive retention.

The purpose of the 2011 LTIC Plan is to support our goal of aligning the interests of our named executive officers with those of our stockholders, while also rewarding our named executive officers for the successful execution of our business objectives and facilitating our retention objectives. The Compensation Committee desired to tie remuneration for the awards under the 2011 LTIC Plan for Mr. du Pont, our Chairman of the Board of Directors, and Mr. Fateh, our President and Chief Executive Officer, to the appreciation of the price of our common stock. Consequently, all of their respective awards were made in the form of stock options. The Compensation Committee determined that each of Messrs. du Pont and Fateh will realize remuneration under the 2011 LTIC Plan only if he remains employed with us during the vesting period and the price of our common stock appreciates after the date of grant, which supports our goal of tying remuneration to stockholder return.

As with our 2010 long-term incentive compensation plan, for each of Messrs. Wetzel, Montfort and Foster, fifty percent of the value of their respective awards was made in the form of stock options and the remaining fifty percent was made in the form of restricted stock. By subjecting both the restricted stock awards and stock option grants to time-based vesting schedules, we facilitate our retention objectives and emphasize the importance of enhancing our performance and increasing stockholder return. In addition, each of Messrs. Wetzel, Montfort and Foster will realize remuneration from stock option grants only if he remains employed with us during the vesting period and the price of our common stock appreciates after the date of grant, which supports our goal of tying remuneration to stockholder return. The determination to split the 2011 LTIC Plan’s awards evenly between restricted stock and stock options was based on the Compensation Committee’s desire to promote its incentive and retention goals discussed above while also balancing a desire not to dilute current stockholders unnecessarily.

The stock option grants and restricted stock awards granted pursuant to the 2011 LTIC Plan vest ratably in three equal portions on each of March 1, 2012, 2013 and 2014, so long as the participant remains continuously employed by us from the date of the grant through the applicable vesting date.

For the 2011 LTIC Plan, the Compensation Committee did not adjust the targeted dollar-denominated amounts for any of the named executive officers from those dollar amounts established under our 2010 long-term incentive compensation plan. For Messrs. du Pont, Fateh and Wetzel, however, in recognition of their performance and significant contributions during 2010, the Compensation Committee granted awards under the 2011 LTIC Plan in excess of these targeted amounts, based on the dollar amounts set forth in the table below. For Messrs. Montfort and Foster, the Compensation Committee set the dollar amounts for their 2011 LTIC Plan awards at their respective target levels, as set forth below. These 2011 LTIC Plan awards yielded the number of shares of restricted stock and stock options set forth in the following table.

			Equity Grant
	Target Opportunity	Dollar Amount of Award	Restricted Stock(#)	Stock Options(#)
Mr. du Pont	$1,000,000	$1,150,000	—	155,827

Mr. Fateh	$1,750,000	$2,200,000	—	298,103

Mr. Wetzel	$750,000	$850,000	17,975	57,589

Mr. Montfort	$300,000	$300,000	6,344	20,326

Mr. Foster	$250,000	$250,000	5,287	16,938

The number of stock options granted was based on the value of each option, which was determined using the Black Scholes valuation model. The exercise price of each option is $23.79, the closing price of our common stock on the grant date. The number of shares of restricted stock awarded was based on the average of the opening and closing price of our common stock on the date of grant, which was $23.645.

Certain 2012 Compensation Determinations

Modification to Mr. du Pont’s Compensation. In October 2011, Mr. du Pont stepped down as our Executive Chairman. Although Mr. du Pont no longer devotes his full time to our Company, he continues to be our Chairman of the Board and one of our employees, and will remain involved in various initiatives for us. In connection with this change, we reduced his annual base salary to $1.00, and he will not be a participant in our short-term or long-term incentive compensation plans for 2012.

Use of Peer Group Data. In 2011 after the Compensation Committee had established the 2011 compensation plans and program, the Compensation Committee asked Towers Watson to evaluate our peer group of companies and recommend a new peer group. The Compensation Committee believes that REITs best reflect the types of companies that comprise our labor market for key executive talent and with which we compete for financial capital, and that the technology companies that had been included in our peer group of companies (other than Equinix, Inc., as discussed below) did not reflect these types of companies.

Towers Watson compiled a list of recommended peer group companies by identifying REITs of comparable size to our Company, with total capitalization that ranged from one-half to two times our total capitalization. From these companies, Towers Watson eliminated those REITs with limited development activity and those that served individuals rather than commercial customers. Towers Watson then screened REITs based on other criteria that included location, performance and asset class. To this resulting list of REITs, Towers Watson recommended adding two data center REITs, CoreSite Realty Corporation and Digital Realty Trust, Inc., and one non-REIT that is a data center owner and operator, Equinix, Inc. The recommendations by Towers Watson included eight companies that were part of our peer group companies for 2011 compensation determinations. The list of companies that the Compensation Committee determined would comprise our peer group of companies for 2012 compensation determinations is as follows:

Acadia Realty Trust	Equinix, Inc.
American Campus Communities, Inc.	Extra Space Storage, Inc.
BioMed Realty Trust, Inc.	First Potomac Realty Trust
Brandywine Realty Trust	Glimcher Realty Trust
CoreSite Realty Corporation	Healthcare Realty Trust, Inc.
Corporate Office Properties Trust	Lexington Realty Trust
Cousins Properties Incorporated	National Retail Properties, Inc.
DCT Industrial Trust Inc.	Pennsylvania Real Estate Investment Trust
Digital Realty Trust, Inc.	Saul Centers, Inc.
EastGroup Properties, Inc.	Tanger Factory Outlet Centers, Inc.
Entertainment Properties Trust	Washington Real Estate Investment Trust

In early 2012, the Compensation Committee analyzed compensation data of each of the companies that comprise our peer group and aggregated compensation data for a broad group of REITs obtained from NAREIT. The Compensation Committee compared the total direct targeted compensation for 2012—comprised of annual base compensation, target short-term incentive opportunity and the amount of the award under the 2012 Long-Term Incentive Compensation Plan—for each of our named executive officers to this compensation data.

The market position of the total direct targeted compensation of Mr. Fateh for 2012 was slightly above the median of the total direct compensation of the chief executive officers of our peer group. The market position of the total direct targeted compensation of our other named executive officers for 2012 was between the 25th and 75th percentiles of the total direct compensation of individuals with similar positions from our peer group and the NAREIT data. The Compensation Committee compared Mr. Wetzel’s total direct targeted compensation to the total direct compensation of the chief financial officers of our peer group. The Compensation Committee not only compared Mr. Montfort’s total direct targeted compensation to the total direct compensation of the general counsels of our peer group of companies, but also to the aggregated compensation data for general counsels from the broad group of REITs included in the data obtained from NAREIT because of the limited amount of compensation data for general counsels available from our peer group. The Compensation Committee compared Mr. Foster’s total direct targeted compensation to the aggregated compensation data for chief accounting officers from the broad group of REITs included in the data obtained from NAREIT because of the limited amount of compensation data for chief accounting officers available from our peer group. The Compensation Committee does not have a specific targeted percentile ranking for any of our named executive officers, but believed that the market positions described above were appropriate and the total direct compensation represented an appropriate level of compensation for each of our named executive officers.

Overview of 2012 Compensation. A summary of the primary elements of 2012 base and target compensation with respect to each of our named executive officers is set forth in the table below.

			2012 Short-Term Incentive Compensation Plan Target Opportunity	2012 Long-Term Incentive Compensation Plan
	Annual Base Compensation			Target and Dollar Amount of Award	Restricted Stock (#)	Stock Options (#)	Performance Stock Units (#)	Total Targeted Compensation
Mr. Fateh	$478,001	(1)	$478,000	$1,750,000	—	151,123	38,838	$2,706,001

Mr. Wetzel	$345,000		$207,000	$750,000	11,097	43,178	11,097	$1,302,000

Mr. Montfort	$284,000		$170,400	$350,000	5,179	20,150	5,179	$804,400

Mr. Foster	$254,000		$127,000	$250,000	5,549	21,589	—	$631,000

(1)	Represents Mr. Fatah’s annual base salary of $1.00 and his aircraft allowance of $478,000.

2012 Annual Base Compensation. For 2012, the Compensation Committee kept Mr. Fateh’s annual base salary at $1.00 for 2012, but increased by approximately three percent the aircraft allowance under his employment agreement, to $478,000. The Compensation Committee also increased by approximately three percent the annual base salary of each of Mr. Wetzel, to $345,000, and Mr. Foster, to $254,000. In connection with the promotion of Mr. Montfort to an Executive Vice President of the Company, the Compensation Committee increased his annual base salary by approximately six percent, to $284,000. The Compensation Committee believed that these increases were appropriate in recognition of the performance of these individuals during 2011 and based on the compensation of comparable individuals in the peer group.

2012 Short-Term Incentive Cash Compensation. In February 2012, the Compensation Committee adopted the 2012 Short-Term Incentive Compensation Plan (the “2012 STIC Plan”) and established the performance objectives that will apply to the plan’s participants, including each of our named executive officers, other than Mr. du Pont, who is not a participant in the 2012 STIC Plan. The 2012 STIC Plan provides for the payment of cash incentive awards to plan participants in early 2013 if, and to the extent that, certain performance objectives are achieved based on Company and individual participant performance during 2012.

As with the 2011 STIC Plan, payments, if made, will be determined using three variables: (i) the participant’s annual incentive target opportunity, which is based on a percentage of the participant’s base compensation; (ii) actual performance compared with the performance objectives described below; and (iii) relative weightings for each of the performance objectives.

The Compensation Committee made no changes to the percentage of annual base compensation on which the target opportunities for our named executive officers are based, other than for Mr. Montfort, whose target opportunity was increased to 60% of his annual base salary.

As with the 2011 STIC Plan, the performance objectives under the 2012 STIC Plan were as follows: For Mr. Fateh, our 2012 FFO, which is weighted two-thirds, and certain operational targets, which is weighted one-third; and, for Messrs. Wetzel, Montfort and Foster, our 2012 FFO, certain operational targets specific to each participant, and a discretionary element, each of which is weighted one-third.

2012 Long-Term Equity Compensation. In February 2012, the Committee adopted the 2012 Long-Term Incentive Compensation Plan (the “2012 LTIC Plan”), and approved equity-based incentive awards under the plan, including for each of our named executive officers, other than Mr. du Pont, who is not a participant in the 2012 LTIC Plan.

For 2012, the Compensation Committee modified the 2011 LTIC Plan to allocate a portion of the awards to our chief executive officer and executive vice presidents to stock units that vest based on the performance of our common stock compared to the performance of a broad-based REIT stock index. These performance-vesting stock unit (each, a “Performance Unit”) awards vest on March 1, 2015 only if the total stockholder return of our common stock for the 3-year performance period beginning on January 1, 2012 meets or exceeds the return of the MSCI US REIT Index for the same 3-year performance period, and the participant remains continuously employed by us or one of our affiliates from the date of the grant through March 1, 2015. If, for the performance period, our total stockholder return is less than the return of the MSCI US REIT Index, none of the Performance Unit award will vest. If, for the performance period, our total stockholder return exceeds the return of the MSCI US REIT Index, the Performance Unit award will vest in an amount greater than 100%, up to 300%, if the Company’s total stockholder return exceeds the return of the MSCI US REIT Index by 300 basis points. If, for the performance period, the Company’s total stockholder return exceeds the return of the MSCI US REIT Index, but is negative, any calculated payout will be reduced by 50%. With this modification to our long-term incentive compensation plan, nearly one-third of Mr. Fateh’s total targeted compensation is in the form of performance-vesting stock awards.

The 2012 LTIC Plan also includes awards of non-qualified options to purchase shares of our common stock and time vested restricted stock. The stock option grants and restricted stock awards vest ratably in three equal portions on each of March 1, 2013, 2014 and 2015, so long as the participant remains continuously employed by us from the date of the grant through the applicable vesting date.

The Compensation Committee’s award under the 2012 LTIC Plan to Mr. Fateh was divided into two portions: one-half of the award was made in the form of stock options; and the other half of the award was made in the form of Performance Units, based on the Compensation Committee’s desire to tie a substantial portion of Mr. Fateh’s award to the performance of our common stock relative to the REIT industry. For each of Messrs. Wetzel and Montfort, one-third of their respective award was made in the form of restricted stock, one-third of the award was made in the form of non-qualified stock options, and one-third of the award was made in the form of Performance Units, based on the Compensation Committee’s desire to tie a significant portion of awards made to executive vice presidents to the performance of our common stock relative to the REIT industry. For Mr. Foster, one-half of the value of his award was made in the form of stock options and the remaining half was made in the form of restricted stock.

For the 2012 LTIC Plan, the Compensation Committee did not adjust the targeted dollar-denominated amounts for any of the named executive officers from those dollar amounts established under the 2011 LTIC Plan, and set forth in the table above, other than for Mr. Montfort in connection with his promotion to an Executive Vice President. In recognition of his promotion, the Compensation Committee increased his targeted award to $350,000, and, in addition, granted him a one-time award of 8,878 shares of restricted stock, with terms identical to the other awards of restricted stock under the 2012 LTIC Plan. These 2012 LTIC Plan awards yielded the number of shares of restricted stock, stock options and Performance Units set forth in the table above.

The number of stock options granted was based on the value of each option, which was determined using the Black Scholes valuation model. The exercise price of each option is $22.57, the closing price of our common stock on the grant date. The number of shares of restricted stock and Performance Units awarded was based on the average of the opening and closing price of our common stock on the date of grant, which was $22.53.

Stock Ownership Guidelines

Although our named executive officers as a group, and Messrs. du Pont and Fateh in particular, have significant ownership interests in us (see “Security Ownership of Directors and Executive Officers” above), our Corporate Governance Guidelines include stock ownership guidelines for our named executive officers. Our Board of Directors believes ownership by our named executive officers of a meaningful financial stake in our Company serves to align their interests with those of our stockholders. Our guidelines require that each of our named executive officers hold shares of our common stock with an aggregate value equal to the greater of (a) $250,000, or (b) a multiple of his base compensation, as set forth in the following table:

Title	Minimum Holding Requirement (multiple of base compensation)
Chairman of the Board and Chief Executive Officer	5 times
Chief Financial Officer	2 times
Other Named Executive Officers	1 time

Eligible shares and share equivalents counted toward ownership include:

•	Common stock beneficially owned directly or indirectly (e.g., by a spouse or a trust);

•	Preferred stock beneficially owned directly or indirectly;

•	Time vested restricted stock or stock units (or similar securities);

•	OP units beneficially owned directly or indirectly; and

•	Intrinsic value of vested, unexercised stock options and unearned performance shares of common stock.

As of December 31, 2011, each of our named executive officers had met the applicable stock ownership guidelines.

Benefits Upon Termination of Employment and Change in Control

We have entered into employment or severance agreements with each of our named executive officers, which provide that each executive is entitled to certain compensation if his employment is terminated without cause or he resigns for good reason, including a termination of employment in connection with a change in control of us, or if his employment is terminated as a result of his death or disability. The compensation that a named executive officer may receive includes a cash payment, the vesting and acceleration of certain equity awards and the continuation of certain health benefits for a specified period of time. Under the terms of each of these agreements, a named executive officer is not entitled to any of these benefits upon the occurrence of a change in control of us, unless, in connection with the event that results in a change in control of us, his employment is terminated without cause or he resigns his position for good reason.

These arrangements are designed to, among other things, increase the willingness of each of our named executive officers to remain employed with us notwithstanding the employment uncertainties related to a possible change in control of us. Although the Compensation Committee considers the total estimated value a named executive officer would realize upon termination in connection with a change in control or other qualifying termination event, the Compensation Committee does not principally rely upon that information in deciding the elements of annual compensation for our named executive officers. Rather, the retention of these named executive officers and their continued focus and objectivity during a potential change in control is the primary purpose of these severance arrangements, while retention and motivation to achieve performance goals in a normal operating environment are the principal factors considered by the Compensation Committee in establishing elements of annual compensation.

The terms of the agreements that govern the equity-based awards granted to our employees under our incentive compensation plans, including awards granted to our named executive officers, provide that unvested shares vest automatically upon the occurrence of a change in control of us, which reflects the belief of the Compensation Committee that our employees, whose work has contributed to our value, should share in the consideration paid for our Company in a transaction that results in a change in control of us and realize their equity-based compensation if our stockholders no longer control our Company. For additional information regarding the benefits to which a named executive officer is entitled upon termination of his employment, including in connection with a change in control of us, see “—Potential Payments Upon Termination or Change in Control” below.

None of our named executive officers are entitled to any “gross up” payments, including a gross-up of severance payment received in connection with a termination of employment following a change in control of us to the extent any portion of a severance payment is deemed to be a “parachute payment” subject to parachute payment excise taxes under Section 280G of the Internal Revenue Code.

Other Elements of Compensation

Retirement Savings. All employees are eligible to participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. We provide this plan to help employees save a portion of their cash compensation for retirement on a tax-deferred basis. Under the 401(k) Plan, employees are eligible to defer a portion of their salary, and we, in our discretion, may make a matching contribution and/or a profit sharing contribution. Currently, we match 50% of each participant’s contributions up to 8% of his or her eligible compensation. We do not offer defined benefit pension or supplemental executive retirement plans to any of our employees, including our named executive officers.

Health and Welfare Benefits. Our compensation program includes a comprehensive array of health and welfare benefits. Our named executive officers participate in the same benefit programs, plans and arrangements that are provided to all of our full-time employees. We pay all of the costs for some of these benefit plans, and participants contribute a portion of the cost for other benefit plans.

Summary Compensation Table

The table below sets forth the actual and annual base salary and other compensation payable to each of our named executive officers during 2011, 2010 and 2009.

Name and Principal Position	Year	Salary(1)		Stock Awards(4)	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	All Other Compen- sation(7)		Total
Lammot J. du Pont,	2011	$212,354	(2)	$—	$1,150,003	$229,333	$8,676		$1,600,366
Chairman of the Board	2010	$250,000		$500,011	$500,004	$437,500	$8,754		$1,696,269
	2009	$250,000		$375,003	$342,608	$356,667	$8,646		$1,332,924
Hossein Fateh,	2011	$1	(3)	$—	$2,200,000	$525,867	$478,427	(8)	$3,204,295
President and Chief Executive Officer	2010	$242,308		$875,000	$875,007	$787,500	$222,435	(8)	$3,002,250
	2009	$250,000		$750,001	$685,215	$356,667	$8,646		$2,050,529
Mark L. Wetzel	2011	$335,000		$425,019	$425,007	$221,100	$8,290		$1,414,416
Executive Vice President, Chief Financial Officer and Treasurer	2010	$325,000		$375,009	$375,003	$351,000	$220,470	(9)	$1,646,482
	2009	$275,000		$275,004	$251,247	$282,700	$47,246	(9)	$1,131,197

Richard A. Montfort, Jr.	2011	$268,000		$150,004	$150,006	$151,867	$10,304		$730,181
Executive Vice President, General Counsel and Secretary	2010	$260,000		$150,003	$150,003	$234,000	$10,304		$804,310
	2009	$235,000		$115,004	$105,067	$201,316	$8,272		$664,659

Jeffrey H. Foster,	2011	$247,000		$125,011	$125,002	$131,733	$8,754		$637,500
Chief Accounting Officer	2010	$240,000		$125,003	$125,001	$208,000	$8,754		$706,758
	2009	$231,750		$100,004	$91,363	$198,532	$8,646		$630,295

(1)	Represents amounts of base salary earned during the period covered.
(2)	On October 27, 2011, Mr. du Pont stepped down as our Executive Chairman, but remained our Chairman of the Board and one of our employees and, in connection with this change, we reduced his annual base salary to $1.00. The salary figure represents amounts paid to Mr. du Pont prior to October 27, 2011.
(3)	Pursuant to Mr. Fateh’s employment agreement, his annual base salary is $1.00, and he is provided with an annual aircraft allowance toward the use of a company-chartered aircraft for his personal travel. For 2011, the amount of this allowance was $464,000, and appears in the “All Other Compensation” column to this table. See footnote 8 below and “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables” and “Certain Relationships and Related Transactions” below, for additional information.
(4)	For 2011, the amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of all shares granted to our named executive officers during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. As disclosed above under “—Compensation Discussion and Analysis—2011 Executive Compensation Overview—Overview of 2011 Compensation,” the 2011 amounts disclosed for Messrs. Wetzel, Montfort and Foster represent the shares of restricted stock awarded to each of them in connection with the 2011 LTIC Plan. No other shares were awarded to any of our named executive officers during 2011. The assumptions used in determining the grant date fair value of the shares are set forth in Note 13 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
(5)	For 2011, the amounts disclosed in the “Option Awards” column represent the aggregate grant date fair value of all options granted to our named executive officers during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. As disclosed above under “—Compensation Discussion and Analysis—2011 Executive Compensation Overview—Overview of 2011 Compensation,” the 2011 amounts disclosed for each named executive officer represent the options granted to him in connection with the 2011 LTIC Plan. No other options were granted to any of our named executive officers during 2011. The assumptions used in determining the grant date fair value of the options are set forth in Note 13 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(6)	For 2011, the amounts disclosed in the “Non-Equity Incentive Plan Compensation” column represent the cash payouts to our named executive officers pursuant to the 2011 STIC Plan.
(7)	Unless otherwise noted, consists of amounts contributed by us under our 401(k) Plan and for life insurance premiums paid by us.
(8)	For 2011, consists of $464,000 that we paid to an aircraft charter company in connection with our procurement of an aircraft for Mr. Fateh’s personal travel, pursuant to the terms of his employment agreement, and an aggregate of $14,427 of amounts contributed by us under our 401(k) Plan, parking and other automobile-related expenses and life insurance premiums paid by us. For 2010, consists of $207,695 that we paid to an aircraft charter company in connection with our procurement of an aircraft for Mr. Fateh’s personal travel, pursuant to the terms of his employment agreement, and an aggregate of $14,740 of amounts contributed by us under our 401(k) Plan, parking and other automobile-related expenses and life insurance premiums paid by us. See “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables—Employment, Severance and Non-Disclosure, Assignment and Non-Solicitation Agreements” below for additional information. In addition to the amounts set forth in the “All Other Compensation” column, Mr. Fateh received payments from a charter company related to such company’s leasing of Mr. Fateh’s aircraft to us in connection with his personal travel. See “Certain Relationships and Related Transactions” below. Mr. Fateh also received certain indirect tax benefits in connection with the annual aircraft allowance provided to him pursuant to his employment agreement.
(9)	For 2010, consists of $119,882 of temporary housing and relocation-related allowances, $87,526 of tax gross-up payments made in connection with such allowances and an aggregate of $13,062 of amounts contributed by us under our 401(k) plan, parking and other automobile-related expenses and life insurance premiums paid by us. For 2009, consists of $24,027 of temporary housing and relocation-related allowances, $14,385 of tax gross-up payments made in connection with such allowances, parking and related expenses, amounts contributed by us under our 401(k) Plan and life insurance premiums paid by us.

Grants of Plan-Based Awards

The table below summarizes awards under our short-term cash incentive plan and awards of restricted stock and stock options to our named executive officers in 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Lammot J. du Pont	February 24, 2011	—	258,000	516,000
	February 24, 2011				—	155,827	23.79	1,150,003

Hossein Fateh	February 24, 2011	—	464,000	928,000
	February 24, 2011				—	298,103	23.79	2,200,000

Mark L. Wetzel	February 24, 2011	—	201,000	402,000
	February 24, 2011				17,975	57,589	23.79	850,026

Richard A. Montfort, Jr.	February 24, 2011	—	134,000	268,000
	February 24, 2011				6,344	20,326	23.79	300,010

Jeffrey H. Foster	February 24, 2011	—	123,500	247,000
	February 24, 2011				5,287	16,938	23.79	250,013

(1)

As disclosed above under “—Compensation Discussion and Analysis—2011 Executive Compensation Overview—Elements of 2011 Compensation—2011 Short-Term Incentive Cash Compensation,” each named executive officer was eligible to receive cash incentive payments pursuant to our 2011 STIC Plan. The amounts set forth in these columns represent the “target” and “maximum” amounts of cash that the named executive officer was eligible to receive pursuant to the 2011 STIC Plan. The actual amounts awarded to each named executive officer, as determined by the Compensation Committee in 2012, are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)	As disclosed above under “—Compensation Discussion and Analysis—2011 Executive Compensation Overview—Overview of 2011 Compensation,” each of our named executive officers received awards in February 2011 pursuant to our 2011 LTIC Plan. The awards, which were denominated in cash for each named executive officer, yielded the number of shares of restricted stock and stock options set forth in these columns.

Narrative to Summary Compensation and Grants of Plan-Based Awards Tables

Employment, Severance and Non-Disclosure, Assignment and Non-Solicitation Agreements

As discussed above, we have entered into employment or severance agreements, as applicable, and non-disclosure, assignment and non-solicitation agreements, with each of our named executive officers. The term of Mr. Fateh’s Second Amended and Restated Employment Agreement, dated December 1, 2011 (his “employment agreement”), expires on the third anniversary of the agreement and does not provide for any automatic renewal or extension. Each of the agreements with the other named executive officers has a term of three years and, upon expiration, will be extended for an additional one-year term, unless one party provides notice that it does want to extend the term. We believe that the agreements benefit us by helping to retain these named executive officers and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of our Company.

The material terms of these agreements are as follows:

•

Minimum base compensation—$1.00 of annual base salary in the case of Mr. du Pont, $1.00 of annual base salary and, for 2011, no less than $450,000 in an aircraft allowance in the case of Mr. Fateh, and $275,000 of annual base salary in the case of Mr. Wetzel; the agreements with Messrs. Montfort and Foster do not provide for a minimum base salary;

•

Annual short-term compensation eligibility based on criteria determined by the Compensation Committee—target opportunity set at 60% of annual base salary and a maximum opportunity of 120% in the case of Mr. Wetzel (see “—Compensation Discussion and Analysis” above for additional information); the agreements with Messrs. du Pont, Fateh, Montfort and Foster do not provide for a minimum target short-term compensation opportunity;

•	Eligibility to participate in our long-term incentive plan (see “—Compensation Discussion and Analysis” above for additional information);

•	Severance payments under various employment termination scenarios (see “—Potential Payments Upon Termination or Change in Control” below for additional information);

•

Eligibility to participate in our benefit plans that may be available to other senior executives generally, on the same terms as may be applicable to such other senior executives (see “—Compensation Discussion and Analysis” above for additional information);

•	Covenants not to compete with us (see “—Potential Payments Upon Termination or Change in Control” below for additional information); and

•	Indemnification from certain claims during the performance of their duties.

Mr. Fateh’s employment agreement provides him with an annual aircraft allowance. Mr. Fateh can require us to charter aircraft for his personal and discretionary use. For 2011, the amount of this allowance was $464,000, which represents the amount paid by us to an aircraft charter company during the year in connection with our procurement of an aircraft for Mr. Fateh’s personal travel. In calculating the amounts owed by us in connection with Mr. Fateh’s personal travel, the aircraft charter company charged us a market rate per flight hour and we were required to reimburse the charter company for certain out-of-pocket costs. In deriving this market rate, the aircraft charter company considered, among other costs, charter rates for similar types of aircraft, fuel costs, catering services, crew travel expenses and landing and hangar fees. If Mr. Fateh does not use the full annual aircraft allowance in any applicable year, the unused balance of the allowance will be completely forfeited and will not be carried forward to any future calendar year. During 2011, Mr. Fateh used the full amount of his annual aircraft allowance. Mr. Fateh’s employment agreement permits him to require that the aircraft supplied pursuant to the agreement be an aircraft owned or controlled, directly or indirectly, by him. See “Certain Relationships and Related Transactions” below.

Components of Compensation

For 2009 through 2011, each of our named executive officers received an annual base salary or other base compensation and participated in our short-term and long-term incentive compensation plans for the applicable year. See “—Compensation Discussion and Analysis” above.

All other compensation provided to our named executive officers generally was based on personal, retirement, and health and welfare benefits. As discussed above, Mr. Fateh receives an aircraft allowance under his employment agreement.

Outstanding Equity Awards at Fiscal Year End

The following table lists the shares of restricted stock and stock options awarded to our named executive officers that are unvested and outstanding, and the market value of these shares, as of December 31, 2011. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Lammot J. du Pont	154,322	77,160	(2)	5.06	February 26, 2019	41,312	(5)	1,000,577
	18,519	37,037	(3)	19.89	February 25, 2020
	—	155,827	(4)	23.79	February 24, 2021

Hossein Fateh	308,642	154,321	(2)	5.06	February 26, 2019	78,389	(6)	1,898,581
	32,408	64,815	(3)	19.89	February 25, 2020
	—	298,103	(4)	23.79	February 24, 2021

Mark L. Wetzel	—	56,584	(2)	5.06	February 26, 2019	48,554	(7)	1,175,978
	13,889	27,778	(3)	19.89	February 25, 2020
	—	57,589	(4)	23.79	February 24, 2021

Richard A. Montfort, Jr.	23,663	23,662	(2)	5.06	February 26, 2019	18,900	(8)	457,758
	5,556	11,111	(3)	19.89	February 25, 2020
	—	20,326	(4)	23.79	February 24, 2021

Jeffrey H. Foster.	—	20,576	(2)	5.06	February 26, 2019	16,021	(9)	388,029
	4,630	9,259	(3)	19.89	February 25, 2020
	—	16,938	(4)	23.79	February 24, 2021

(1)	The closing price of our common stock was $24.22 on December 30, 2011 (the last day of trading in 2011 on the NYSE).

(2)	Unexercisable options vest on March 1, 2012.
(3)	Unexercisable options vest ratably over two years on each of March 1, 2012 and 2013.
(4)	Unexercisable options vest ratably over three years on each of March 1, 2012, 2013 and 2014.
(5)	24,366 of the shares vest on March 1, 2012, and 16,946 of the shares vest ratably over two years on each of March 1, 2012 and 2013.
(6)	48,733 of the shares vest on March 1, 2012, and 29,656 of the shares vest ratably over two years on each of March 1, 2012 and 2013.
(7)	17,869 of the shares vest on March 1, 2012, 12,710 of the shares vest ratably over two years on each of March 1, 2012 and 2013, and 17,975 of the shares vest ratably over three years on each of March 1, 2012, 2013 and 2014.
(8)	7,472 of the shares vest on March 1, 2012, 5,084 of the shares vest ratably over two years on each of March 1, 2012 and 2013, and 6,344 of the shares vest ratably over three years on each of March 1, 2012, 2013 and 2014.
(9)	6,498 of the shares vest on March 1, 2012, 4,236 of the shares vest ratably over two years on each of March 1, 2012 and 2013, and 5,287 of the shares vest ratably over three years on each of March 1, 2012, 2013 and 2014.

Option Exercises and Stock Vested During 2011

The following table discloses the number of stock options that were exercised during 2011 and the value realized on exercise, and the number of shares of restricted stock that vested during 2011 and the value realized on vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Lammot J. du Pont	—	—	32,841	798,365
Hossein Fateh	—	—	63,561	1,545,168
Mark L. Wetzel	56,585	1,132,385	33,316	826,596
Richard A. Montfort, Jr.	—	—	15,890	368,426
Jeffrey H. Foster.	20,576	398,336	10,704	254,141

(1)	Value realized on exercise or vesting, as applicable, is calculated based on the average of the opening and closing prices of our common stock on the applicable exercise or vesting date.

Potential Payments Upon Termination or Change in Control

Employment and Severance Agreements

We have entered into employment agreements with Messrs. du Pont, Fateh and Wetzel and severance agreements with Messrs. Montfort and Foster. The material terms of these agreements are described in “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables” above. Under each executive’s respective agreement, he is entitled to receive certain benefits if we terminate his employment without cause or he resigns with good reason, or his employment is terminated following the executive’s death or disability. In addition, the respective severance agreements with Messrs. Montfort and Foster provide for additional benefits if we terminate his employment without cause or he resigns with good reason in connection with a change in control.

Upon one of these events, each executive will be entitled to receive, in addition to any accrued but unpaid salary, incentive compensation and other benefits, a cash severance payment, in some cases measured as a multiple of his annual base salary and short-term incentive compensation award, as described below, accelerated vesting of all or a portion of the outstanding equity-based awards held by the executive at the time of such event, as described below, and continued life and health insurance for a period of time, as described below.

None of our named executive officers are entitled to any “gross up” payments, including a gross-up of severance payment received in connection with a termination of employment following a change in control of us to the extent any portion of a severance payment is deemed to be a “parachute payment” subject to parachute payment excise taxes under Section 280G of the Internal Revenue Code.

As a condition to receipt of any severance benefits, an executive must execute a release of claims acceptable to us and comply with certain non-competition provisions applicable to the one- or two-year period following the termination of employment.

For purposes of this discussion, the following are summaries of the definitions for “cause,” “change in control,” “good reason” and “disability.” These definitions are substantially the same for each agreement. The following descriptions are summaries only, and each applicable agreement between us and a named executive officer, and each applicable plan document related to equity-based awards, sets forth the relevant definition in full.

“Cause” generally means that the named executive officer (i) is convicted of a felony or an act of fraud, (ii) engages in a willful and continued failure to substantially perform his duties, or (iii) in the case of Messrs. Wetzel, Montfort and Foster, violates our Code of Business Conduct and Ethics.

“Change in control” generally means any of the following: (i) the acquisition by a person or group of 50% or more of the voting power of our securities; (ii) a change in the composition of a majority of our directors; (iii) the consummation of a merger, reorganization, business combination or similar transaction, other than in the case where, following such transaction, (A) our stockholders immediately prior to the transaction continue to own more than 50% of the voting power of the combined entity, and (B) no person or group beneficially owns more than 50% of the voting power of the combined entity; or (iv) our liquidation or dissolution.

“Good reason” generally means, without the named executive officer’s written consent, the occurrence of any of the following: (i) the material adverse alteration of a named executive officer’s duties or responsibilities, organizational status, or title; (ii) certain relocations from where the named executive officer currently works; (iii) certain material reductions in salary; (iv) a material breach of his employment agreement by us; (v) our failure to obtain an agreement from any successor to perform his employment agreement; and (vi) in the case of the employment agreements between us and Messrs. du Pont and Fateh, a change in control of us.

“Disability” generally means the named executive officer is unable to perform the essential functions of his position for six months in the aggregate during any twelve month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.

Terms of Severance Benefits in the Event of a Termination Without Cause or Resignation for Good Reason

The respective employment agreements between us and each of Messrs. du Pont and Fateh provide that, if we terminate the executive’s employment without cause or the executive resigns for good reason, he is entitled to the following benefits:

•

a lump sum cash payment equal to the sum of (A) in the case of Mr. du Pont, his then current base compensation, and, in the case of Mr. Fateh, his then current aircraft allowance, and (B) in the case of Mr. du Pont, his target award opportunity under our short-term incentive compensation plan, and, in the case of Mr. Fateh, the average of the two highest annual cash bonuses, if any, paid or approved for payment to the executive during the preceding three completed performance years;

•

a lump sum cash payment of a short-term incentive award for the year of termination, in an amount equal to the executive’s target opportunity, prorated for the period of time during the year that the executive was employed by us;

•	vesting of any unvested equity incentive awards or termination of any forfeiture restrictions applicable to any restricted stock awards, as applicable;

•

vesting of any unvested performance-based equity awards, as if the performance objectives on which such awards are conditioned had been met at the greater of the target level at the date of termination and actual performance at the date of termination; and

•	at our expense, the right of continued participation by the executive and his spouse and dependent children in our group health plans for up to 18 months following the termination.

The employment agreement between us and Mr. Wetzel provides that, if we terminate his employment without cause or he resigns for good reason, he is entitled to the following benefits:

•

a lump sum cash payment equal to two times the sum of (A) his then current base compensation and (B) the average of the three most recent payments under our short-term incentive compensation plan, if any, paid or approved for payment to him;

•

a lump sum cash payment of a short-term incentive award for the year of termination, in an amount equal to his target opportunity, prorated for the period of time during the year that he was employed by us;

•	vesting of any unvested equity incentive awards or termination of any forfeiture restrictions applicable to any restricted stock awards, as applicable;

•

vesting of any unvested performance-based equity awards, as if the performance objectives on which such awards are conditioned had been met at the target level at the date of termination, prorated for the time completed during the performance period; and

•	at our expense, the right of continued participation by the executive and his spouse and dependent children in our group health plans for up to one year following the termination.

The respective severance agreements between us and each of Messrs. Montfort and Foster provide that, if we terminate the executive’s employment without cause or the executive resigns for good reason, he is entitled to the following benefits:

•	a lump sum cash payment equal to the sum of (A) his then current base compensation, plus (B) his target award opportunity under our short-term incentive compensation plan;

•	all unvested equity awards that would have vested during the 12 month period following termination will vest and become exercisable or free from restrictions; and

•	at our expense, the right of continued participation by the executive and his spouse and dependent children in our group health plans for up to one year following the termination.

Terms of Severance Benefits in the Event of a Change of Control

The terms of the respective employment agreements between us and each of Messrs. du Pont, Fateh and Wetzel provide no compensation in addition to that described under “—Terms of Severance Benefits in the Event of a Termination Without Cause or Resignation for Good Reason” above if the termination of the executive’s employment without cause or his resignation for good reason follows a change in control of us.

The respective severance agreements between us and each of Messrs. Montfort and Foster provide that, if we terminate the executive’s employment without cause or the executive resigns for good reason within three months before or 12 months following a change in control of us, he is entitled to the following benefits:

•	a cash payment equal to two times his then current base compensation;

•	a cash payment equal to two times the average of his three most recent annual incentive payments (or amounts approved for payment) under our short-term incentive compensation plan, if any;

•

a pro rata short-term incentive compensation plan cash payment for the year of termination in the amount approved by our Board of Directors, or, if no amount has been approved, an amount equal to his target opportunity for the year of termination, based on the number of days that he was employed that year; and

•	at our expense, the right of continued participation by the executive and his spouse and dependent children in our group health plans for up to one year following the termination.

In addition, the terms of the award agreements that govern the unvested shares of restricted stock and stock options awarded to our named executive officers provide for accelerated vesting upon a change of control of us.

Terms of Severance Benefits in the Event of a Termination of Employment Following Death or Disability

The respective agreements between us and each of the named executive officers provide that, if the executive’s employment is terminated following death or disability, he is entitled to the following benefits:

•	an amount equal to his target opportunity under a then-existing incentive compensation plan, prorated for the period of time during the year prior to his death or when he was not disabled; and

•	all unvested equity awards that would have vested during the 12 month period following termination will vest and become exercisable or free from restrictions; and

•	at our expense, insurance coverage following the termination, for up to 18 months in the case of Messrs. du Pont and Fateh, and for up to 12 months in the case of Messrs. Wetzel, Montfort and Foster.

The following table indicates the cash severance payments, accelerated vesting of stock and option awards, and medical benefits that the named executive officers would be entitled to receive under various circumstances pursuant to the terms of their respective employment and severance agreements and the award agreements made under our long-term incentive compensation plans. The table assumes that termination of the named executive officer’s employment or the change of control of us occurred on December 31, 2011.

Name	Cash Severance Payments	Stock and Option Awards(1)		Medical Benefits	Total
Lammot J. du Pont
Termination Without Cause or Resignation for Good Reason (including in connection with a change in control)	$1	$2,706,339	(2)	$19,500	$2,725,840
Termination of Employment Following Death or Disability	—	$2,376,269		$19,500	$2,395,769

Hossein Fateh
Termination Without Cause or Resignation for Good Reason (including in connection with a change in control)	$1,584,685	$5,264,205	(2)	$19,500	$6,868,390
Termination of Employment Following Death or Disability	$464,000	$4,679,292		$19,500	$5,162,792

Mark L. Wetzel
Termination Without Cause or Resignation for Good Reason (including in connection with a change in control)	$1,440,867	$2,405,169	(2)	$13,000	$3,859,036
Termination of Employment Following Death or Disability	$201,000	$1,884,375		$13,000	$2,098,375

Richard A. Montfort, Jr.
Termination Without Cause or Resignation for Good Reason	$402,000	$774,099		$13,000	$1,189,099
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	$1,061,455	$967,973	(2)	$13,000	$2,042,428
Termination of Employment Following Death or Disability	$134,000	$774,099		$13,000	$921,099

Jeffrey H. Foster
Termination Without Cause or Resignation for Good Reason	$370,500	$668,091		$13,000	$1,051,591
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	$976,343	$829,639	(2)	$13,000	$1,818,982
Termination of Employment Following Death or Disability	$123,500	$668,091		$13,000	$804,591

(1)	The amounts set forth in this column include only the value of unvested or unexercisable, as applicable, equity awards that would vest in connection with a termination of employment in the circumstances described above. The equity holdings for each of these named executive officers are set forth above under “Security Ownership of Certain Beneficial Owners.”
(2)	The terms of the award agreements that govern the unvested shares of restricted stock and stock options provide for accelerated vesting upon a change of control of us.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2011 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	1,902,843	$13.60	6,281,722
Equity compensation plans not approved by security holders	—	—	—

Total	1,902,843	$13.60	6,281,722

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders an annual opportunity to indicate whether they support our compensation program for our named executive officers as described in this Proxy Statement by voting for or against the following resolution. This vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. We believe that it is appropriate to seek the views of stockholders on the design and effectiveness of our executive compensation program. Although the vote on this resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

The following are the principal objectives we seek to achieve when setting compensation for our named executive officers:

•	encourage high performance, promote accountability and motivate our executives to achieve our business objectives;

•	align the interests of our executives with those of our stockholders; and

•	retain our executives and attract qualified and experienced executives who can contribute positively to our operating and financial performance and help maximize stockholder value.

To achieve these goals, we have designed our executive compensation program to link a significant portion of executive compensation to the achievement of our business objectives and the creation of stockholder value. Because we expect that the successful execution of our business objectives will result in increases in the value of our common stock over time, we believe that a significant portion of the compensation paid to our named executive officers should be closely aligned with our performance on both a short-term and long-term basis. As such, our executive compensation program consists of incentive-based elements where the remuneration realized by each executive varies based on Company and individual performance. For short-term incentive compensation, we use annual cash awards that are targeted to reward the attainment of specific short-term objectives, and a portion of these awards are based on our annual funds from operations, or FFO. For long-term incentive compensation, we use equity-based awards that vest over time because we view our company-wide performance—which we believe over time will be reflected in our stock price—as the relevant long-term metric, thus ensuring that a significant portion of each executive’s compensation is tied to the long-term performance of our common stock. In this regard, our named executive officers are subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common stock declines. We also design our executive compensation program to provide total compensation to each of our named executive officers that is comparable to the total compensation paid by comparable companies in our peer group.

We believe that this emphasis on incentive compensation and long-term equity awards satisfies our goals and has been effective in contributing to the successful execution of our business objectives and the creation of long-term value for our stockholders. For instance:

•	Our total stockholder return was 16.5% for 2011;

•	Our revenue for 2011 grew to $287.4 million, an increase of $44.9 million, or 19%, over the prior year;

•	Our net income for 2011 grew to $79.5 million, an increase of $35.8 million, or 82%, over the prior year;

•	Our earnings for 2011 grew to $0.71 per share, an increase of $0.20 per share, or 39%, over the prior year; and

•	Our FFO for 2011 grew to $1.61 per share, an increase of $0.28 per share, or 21%, over the prior year.

Prior to voting on this proposal, stockholders are encouraged to read the sections entitled “Executive Compensation—Compensation Discussion and Analysis” beginning on page 23 of this Proxy Statement, which describe in more detail our executive compensation program and the compensation decisions made by our Compensation Committee in 2011. For the reasons discussed above, we believe our compensation program for our named executive officers is instrumental in helping us achieve our operational and financial goals. Accordingly, we believe that our compensation program should be endorsed by our stockholders, and we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders hereby approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission.”

Vote Required and Recommendation

The affirmative vote of a majority of all votes cast at the Annual Meeting at which a quorum is present is required to endorse (on a non-binding advisory basis) the compensation of our named executive officers. Stockholders may abstain from voting on this advisory proposal. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of Michael A. Coke (Chair and Audit Committee Financial Expert), Thomas D. Eckert and John T. Roberts, Jr. and operates under a written charter adopted by our Board of Directors.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements in the annual report to stockholders.

The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards 61, as modified or supplemented, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission. The Audit Committee also appointed Ernst & Young LLP as our independent registered public accounting firm for the 2012 fiscal year.

AUDIT COMMITTEE

Michael A. Coke, Chair

Thomas D. Eckert, and

John T. Roberts, Jr.

The Audit Committee Report does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, except to the extent we specifically incorporate this information by reference.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table summarizes the fees billed by Ernst & Young LLP for professional services rendered to us for 2011 and 2010:

	2011		2010
Audit Fees	$739,000	(1)	$926,500	(1)
Audit-Related Fees	$221,397	(2)	$182,900	(2)
Tax Fees	—		—
All Other Fees	—		—

Total	$960,397		$1,109,400

(1)	Audit fees for each applicable year consisted of professional services rendered for the audit of our consolidated financial statements, the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, services associated with the review of registration statements and related issuances of consents and other services related to SEC matters. Fees incurred for the audit of the consolidated financial statements and the report on effectiveness of internal controls of DuPont Fabros Technology, Inc. were $485,000 for each year.
(2)	Audit-related fees for 2011 included SSAE 16 audits on four of our data center facilities for our tenants’ use and a construction costs audit on one of our data center facilities, and for 2010 included SAS 70 audits on three of our data center facilities for our tenants’ use and a construction costs audit on one of our data center facilities.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided and an estimate of the fees to be charged in connection with such services. The Audit Committee approved all services to be performed by our independent registered public accounting firm during 2011.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors, which is composed entirely of independent directors, has appointed Ernst & Young LLP as our Company’s independent registered public accounting firm for the year ending December 31, 2012. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Ernst & Young LLP as the independent registered public accounting firm of our Company for 2012. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors. For additional information regarding our independent registered public accounting firm, see “Relationship with Independent Registered Public Accounting Firm” above.

A representative of Ernst & Young LLP will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Vote Required and Recommendation

The vote of a majority of all votes cast at the Annual Meeting at which a quorum is present is necessary to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedure for Related Person Transactions

The Audit Committee of the Board of Directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving any transaction required to be disclosed as a “related party” transaction under applicable law, rules, or regulations, including the rules and regulations of the SEC. Although the Audit Committee has not adopted any specific policies or procedures for conducting such reviews, the Audit Committee considers each transaction in light of the specific facts and circumstances presented and approves or ratifies such transaction (without the vote of any interested person) only if it is judged to be fair and in the best interests of the Company. Other than as described below, no such transactions have occurred since January 1, 2011.

Lease Arrangements

We lease our headquarters, approximately 9,337 square feet of office space in Washington, DC, from an entity controlled by Messrs. du Pont and Fateh, our Chairman of the Board and President and Chief Executive Officer, respectively. Under the terms of the headquarters lease, we are required to pay base rent, with annual increases of 3%, plus our pro rata share of increases in real estate taxes. For 2011, we paid $0.4 million under the headquarters lease. The interests in these payments of Messrs. du Pont and Fateh are limited to their respective ownership interests of this entity. In February 2011, we extended the term of the lease to September 2016 and, in connection therewith, the lease now provides that, during the last two years of the lease term, there will be no increase in the base rent and it grants us a right of first offer with respect to any space that becomes available in the building in which our headquarters is located. We believe that the terms of this lease are fair and reasonable and reflect the terms that we would expect to obtain in an arm’s length transaction for comparable space elsewhere in Washington, D.C.

Aircraft Arrangements

From time to time, we charter an aircraft that is owned by an entity owned and controlled by Mr. Fateh. We charter this aircraft through an independent third-party aircraft charter company, Executive Jet Management (“EJM”), at rates that we believe are fair and reasonable and reflect terms that we would expect to obtain in an arm’s length transaction for use of a comparable aircraft. During 2011, we chartered this aircraft for our business-related use and travel and paid EJM a total of approximately $375,000, of which EJM paid the entity that owns the aircraft approximately $247,000.

Pursuant to Mr. Fateh’s employment agreement, in lieu of an annual salary, we provided him with an allowance of $464,000 in 2011 for his discretionary use of an aircraft to be chartered by us upon Mr. Fateh’s request from time to time. See “Narrative to Summary Compensation and Grants of Plan-Based Awards Tables” above for a description of this arrangement. Pursuant to the terms of the employment agreement, upon reasonable prior notice by Mr. Fateh, we will procure, through an independent third-party aircraft charter company, the use of an aircraft for Mr. Fateh’s personal travel. Mr. Fateh is permitted to require that the chartered aircraft be one that is owned or controlled, directly or indirectly, by him. The chairman of the Compensation Committee of our Board of Directors has the sole discretion to select the charter company. In connection with Mr. Fateh’s personal travel during 2011, we paid EJM a total of approximately $464,000 to procure the use of the aircraft owned by Mr. Fateh, of which EJM paid the entity that owns the aircraft approximately $267,000.

Acquisition of Undeveloped Land

In 2011, we purchased an undeveloped parcel of land from an entity controlled by Messrs. du Pont and Fateh for a total of $9.6 million. Messrs. du Pont and Fateh own respectively 24% and 18% interest in this entity and, therefore, in the purchase price paid for the land. The location of the parcel, which consists of approximately

23 acres, is adjacent to our ACC data center campus in Ashburn, Virginia. We believe that the terms of this purchase were fair and reasonable and reflect the terms that we would expect to obtain in an arm’s length transaction for comparable property located in Ashburn, Virginia. The purchase price was based on appraisals prepared by independent appraisal firms.

Frederic V. Malek, one of our independent directors, is a non-managing member of the entity controlled by Messrs. du Pont and Fateh from which we have purchased the land. Mr. Malek’s sole interest in this entity is the ownership of a 4% non-managing membership interest; he is neither an employee nor an executive officer of this entity. In light of Mr. Malek’s interest in this entity, our Board of Directors considered all relevant facts and circumstances of Mr. Malek’s relationship with this entity and these transactions and determined that Mr. Malek’s interest therein does not require the Board to change its affirmative determination that Mr. Malek is independent under our Corporate Governance Guidelines, director independence guidelines and NYSE listing standards.

Pledge of Securities by Executive Officers to Secure Personal Loans

In March 2011, Messrs. du Pont and Fateh each entered into a $7.5 million personal line of credit with a lender, under which they each pledged to the lender 1,250,000 OP units owned by them. In connection with these agreements, we and DuPont Fabros Technology, L.P. (the “Operating Partnership”) entered into a separate agreement with the lender under which we and the Operating Partnership acknowledged certain matters related to the respective pledges made by Messrs. du Pont and Fateh, and have provided certain other acknowledgements and agreements in favor of the lender regarding, among other things, distributions on the pledged units and rights and remedies of the lender upon events of default under these lines of credit.

Registration Rights

All holders of OP units, including Messrs. du Pont and Fateh, have registration rights with respect to shares of our common stock that may be issued to them in connection with redemption of the OP units held by them. In December 2008, the SEC declared effective a registration statement on Form S-3 that we filed under which holders of OP units may sell shares of our common stock that are issued to them in connection with redemption of any of their OP units.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2012

This Proxy Statement and our annual report to stockholders are available on our website at www.edocumentview.com/dft.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by contacting your broker or bank. In any event, if you did not receive an individual copy of this Proxy Statement or our annual report, we will send a copy to you if you address your written request to or call DuPont Fabros Technology, Inc., Attention: Investor Relations, 1212 New York Avenue, NW, Suite 900, Washington, DC 20004 (telephone number: 202-728-0044). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

ANNUAL REPORT

The Company’s 2011 Annual Report on Form 10-K is being provided to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

By order of the Board of Directors,

Lammot J. du Pont

Chairman of the Board

April 5, 2012

Washington, DC

DuPont Fabros Technology, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 30, 2012.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/DFT

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals —	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

1. Election of Directors:	For	Withhold
01 - Michael A. Coke	☐	☐
04 - Hossein Fateh	☐	☐
07 - John T. Roberts, Jr	☐	☐

	For	Withhold
02 - Lammot J. du Pont	☐	☐
05 - Jonathan G. Heiliger	☐	☐
08 - John H. Toole	☐	☐

	For	Withhold
03 - Thomas D. Eckert	☐	☐
06 - Frederic V. Malek	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote on executive compensation (say-on-pay vote).	☐	☐	☐	3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.	☐	☐	☐
4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

B	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01FYEB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — DuPont Fabros Technology, Inc.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given herein. If no instructions are given, this proxy will be voted “FOR” all of the nominees listed under Proposal 1, and “FOR” Proposals 2 and 3, and with respect to any other matters that properly come before the meeting, the proxies named in this proxy will vote in his discretion.

The undersigned hereby appoints Lammot J. du Pont, Hossein Fateh and Mark L. Wetzel as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of DuPont Fabros Technology, Inc. held of record by the undersigned on April 2, 2012, at the Annual Meeting of Stockholders to be held at the Washington Marriott at Metro Center, 775 12th Street NW, Washington, DC 20005 on May 30, 2012, or any adjournments or postponements thereof.

Please sign, date and return promptly in the enclosed envelope.

CONTINUED ON REVERSE SIDE

C	Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.